UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICOLD REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Fellow Stockholders,

Throughout the course of 2024, Americold has continued to differentiate ourselves as a global leader in temperature-control logistics real estate with significant scale and operating expertise. We have carefully assembled an integrated network of strategically located mission-critical warehouses that serve as critical infrastructure to the global food supply chain. Our network of warehouses, comprehensive value-added services and best-in-class customer experience offer compelling value propositions that help build long-term relationships with high-quality customers. This translates to stable, resilient and recurring income streams with strong EBITDA margins.

We made significant progress on several productivity, efficiency and commercialization initiatives in 2024 that enabled us to deliver strong financial results. Specifically, in 2024 we grew our AFFO per share by 16%, while growing Same Store Warehouse NOI by 11%, our second year in a row of double-digit growth. This would not have been possible without our relentless commitment to our four key priorities. First, our focus on best-in-class customer service resulted in multiple awards from our customers, in addition to a record setting 59% of our global warehouse revenue being under fixed commit contracts. Second, we strengthened our workforce through improved hiring practices, training, and engagement, resulting in 75% of our labor being permanent Americold associates, retention being above 70%, and our percentage of associates in their job less than 12 months declining to 22%. Our workforce has never been more stable and productive. Third, we enhanced our pricing to reflect the significant value that Americold brings to our customers. Nowhere was this more evident than in our warehouse services business where, combined with workforce productivity, we expanded full year Same Store Warehouse Services NOI by $125 million compared to 2023. Finally, we continue to deploy development capital into low risk expansions of existing assets, customer dedicated projects, and projects dedicated to our two strategic partners, DP World and Canadian Pacific Kansas City Railroad (“CPKC”). In 2024, we exceeded our full year guidance on deploying capital in these areas reflecting the quality of our development pipeline which still remains over $1 billion.

Beyond these four priorities, I am proud of the progress we made across the company on delivering on our commitment to drive long-term shareholder value and I would like to expand on some of our 2024 accomplishments in more detail.

2024 Highlights:

1. $125 million increase in Same Store Warehouse Services NOI: Two years ago I set an aggressive target for the organization to expand warehouse service margins by $100 million. I’m pleased to report that in 2024 our team exceeded this goal by delivering $125 million of incremental Same Store Warehouse Services NOI versus 2023. This growth is a testament to our company-wide commitment to investing in our workforce to drive engagement and productivity, combined with commercial excellence to ensure our pricing reflects the value we bring to customers every day. Nowhere is this more important than in the fast-turning, operationally complex retail sector, where our years of experience and advanced operating system has positioned Americold as a leader in the industry.

2. Leveraging Technology: We further enhanced our enterprise-wide capabilities in 2024 with the launch of Project Orion in North America and Asia Pacific. The technology insights gained from this implementation revealed over 400 embedded generative AI use cases, maximizing our capability to collaborate with customers and provide them with value-added solutions and enhanced supply chain efficiency. The implementation of Project Orion also significantly increased our labor visibility, improving scheduling and providing productivity enhancements that further accelerated our workforce optimization goals. We are currently preparing for the launch of Project Orion in Europe and expect to see similar benefits as the system is rolled out in 2026.

3. Best-in-Class Customer Service: Customers are also increasingly recognizing Americold for our best-in-class customer service. Over the course of the year, we received numerous awards from some of our largest customers, including “Site of the Year” from ConAgra at our Russellville, Arkansas facility, “Frozen Site of the Year” from Kraft Heinz for our Westgate, Atlanta facility, and “Site of the Year” from Butterball for the second year in a row at our Lowell, Arkansas facility. We are proud of these accomplishments and the longstanding relationships we have forged with some of the world’s largest food manufacturers and retailers. Our top 25 customers represent over 50% of our warehouse revenue, with an average tenure of 38 years. There have been no material changes to the composition of this list in several years and our overall churn rate remains low at 3%, demonstrating our customers’ consistent demand for our high-quality services.

Our large customers also continue to value the certainty of having committed space across our broad and strategically located network of facilities. This year we achieved our 15th straight quarterly record of increasing our fixed committed revenue, coming in at 59% of total warehouse rent & storage revenues at the end of 2024. While our customers appreciate this approach, it also allows us to reduce the seasonal volatility of the business and provides opportunities to enhance productivity with a more consistent customer base. We are entering 2025 with a robust sales pipeline with approximately $200 million of probability-weighted organic growth opportunities. Many of these are with high-throughput, complex retail customers, for which Americold’s robust operating system is uniquely qualified to handle. This is a strong testament to our consultative approach to solving the needs of our customers who are increasingly relying on our foundation of integrated cold storage infrastructure, proven processes, innovative technology, and world-class customer service to help safely and efficiently move their food products to the end consumer.

4. Strategic Partnerships: In 2023 we entered into one-of-a-kind strategic partnerships with DP World, a top five global port operator, and CPKC, one of North America’s largest railroad companies. Over the past year we have continued to capitalize on the capabilities of these best-in-class partners to bring innovative supply chain solutions to market.

We continued to invest in the $35 million buildout of our flagship development with DP World in the Port of Jebel Ali in Dubai. The development in the Port of Jebel Ali brings a new state-of-the-art cold chain logistics platform to Dubai and is expected to be operational in the third quarter of 2025. In February 2024, we announced our first greenfield flagship facility build in Kansas City, Missouri, strategically located on CPKC’s rail network, for $127 million. This will be North America’s only single-line rail service offering for refrigerated shippers between U.S. Midwest markets and Mexico, bypassing significant truck congestion at the U.S.-Mexico border.

The combined potential of both of these partnerships is $500 million to $1 billion of development opportunities over the next 5 years.

5. Developments: We accomplished several goals from a customer development activity standpoint as well. Our automated, state-of-the-art, retail customer-dedicated developments in Lancaster, Pennsylvania and Plainville, Connecticut will ramp during the second half of 2025. Our $85 million Allentown, Pennsylvania expansion is on time and on budget, with completion targeted for the second quarter of 2025. In November 2024, we announced a $148 million automated expansion in the Dallas-Fort Worth market. This build will further our automation strategy in a very desirable and fast-growing market, with the scale to consolidate large customers who are currently navigating inventory fragmentation inefficiencies. In May 2024, we announced our $30 million Sydney, Australia expansion, which supports the growth of a large customer already on site. The Australian market is capacity-constrained, operating at roughly 90% economic occupancy.

In total, our projects represent over $500 million of investment and remain on track to deliver incremental revenue and profit in line with our announced expectations.

6. Financial Strength: These attractive development opportunities are supported by our strong balance sheet and access to multiple sources of capital. Our investment grade profile allowed us to complete our first public bond offering in 2024, opening up a new and highly-competitive financing source for Americold. At the end of 2024, our net debt to Core EBITDA ratio was 5.4x, demonstrating a disciplined approach to balancing our leverage, and our total liquidity was $922 million, consisting of cash and available capacity on our revolver. Our multiple sources of capital give us considerable options to invest strategically in future growth to optimize returns.

Looking Ahead:

Our relentless pursuit of innovation and growth has withstood challenging environments, and we believe 2025 will be no different. In January 2025, we announced the first-of-its-kind development in Port Saint John, Canada, located on both a DP World port and a major CPKC rail hub. This import-export hub reflects a significant milestone in our effort to create seamless, end-to-end logistics solutions to meet the evolving needs of global trade in partnership with DP World and CPKC. In February 2025, we announced our Christchurch, New Zealand expansion project for $34 million. This will support increased demand from one of the country’s largest grocery retailers. Our development pipeline remains above $1 billion, filled with unique opportunities including low risk expansions of our existing facilities, customer dedicated builds, and partnership builds leveraging the combined market expertise of DP World and CPKC.

We continue to roll out world class technology as an enabler to operational and commercial excellence. We expect our warehouse services margins to continue to grow as we further invest in workforce productivity.

Our organic growth will be driven by our $200 million probability-weighted sales pipeline to bring in new business, primarily in the high-throughput retail sector.

Last, we increased our quarterly dividend by approximately 5% in the first quarter of 2025, a testament to our earnings per share growth and confidence in our ability to continue to grow our cash flow.

This performance level would not be achievable without our 14,000 associates who create a world-class customer experience every day. I would like to extend my thanks for your daily efforts in making us the best operator in our industry. Additionally, I would like to thank our stockholders for their continued support. In 2024 we’ve grown our AFFO per share significantly while building a solid foundation for the future, and I believe the best is still to come.

Sincerely,

George F. Chappelle Jr.
Chief Executive Officer, Americold Realty Trust, Inc.
April 7, 2025

AMERICOLD REALTY TRUST, INC.
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 20, 2025
____________________________
The 2025 ANNUAL MEETING of the stockholders of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at The St. Regis Atlanta, 88 W Paces Ferry Rd NW, Atlanta, GA 30305 on May 20, 2025 at 8:00 a.m. Eastern Daylight Time for the following purposes:
1.To elect nine Directors to serve as members of the Board of Directors (the “Board”) until the Annual Meeting of Stockholders to be held in 2026 and until their successors are duly elected and qualified;
2.To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025;
4.To amend and restate the Company’s 2017 Equity Incentive Plan; and
5.To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The Board has fixed the close of business on March 21, 2025 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Directors

Nathan H. Harwell
Secretary
Atlanta, Georgia
April 7, 2025
Please vote as soon as possible online or by telephone, or by signing, dating and returning the proxy card or voting instructions form mailed to those who receive paper copies of the proxy materials.

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:	Annual Meeting of Stockholders	Record Date:	March 21, 2025
Date:	Tuesday, May 20, 2025
Time:	8:00 am Eastern Daylight Time

Location:	The St. Regis Atlanta
88 W Paces Ferry Rd NW
Atlanta, GA 30305

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our websites is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations

Item to be voted on		Board Recommendation
Proposal 1	Election of Nine Director Nominees	FOR each nominee
Proposal 2	Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)	FOR
Proposal 3	Ratification of Ernst & Young as our Independent Accounting Firm for 2025	FOR
Proposal 4	Amending and Restating the Company’s 2017 Equity Incentive Plan	FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Directors.”

Director Nominees
Our Board consists of nine members. The following table sets forth the name and experience of each of our director nominees.

				Board Experience
Name	Age	Director Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	International	Company Senior Leadership	Cyber Security
George F. Chappelle Jr.	63	2021		✓			✓	✓	✓	✓
George J. Alburger, Jr.	77	2010	✓	✓	✓	✓	✓			✓
Kelly H. Barrett	60	2019	✓	✓	✓	✓	✓		✓	✓	✓
Robert L. Bass	56	2021	✓		✓			✓	✓	✓
Antonio F. Fernandez	65	2019	✓	✓		✓		✓	✓	✓
Pamela K. Kohn	60	2021	✓		✓			✓	✓	✓
David J. Neithercut	69	2019	✓	✓	✓	✓	✓			✓
Mark R. Patterson	64	2018	✓	✓	✓	✓	✓		✓	✓
Andrew P. Power	45	2018	✓	✓	✓	✓	✓		✓	✓

Business Performance:
•Adjusted FFO per share increased 15.9% over prior year
•Same Store Warehouse NOI increased 9.9% over prior year
•Same Store Warehouse Services NOI increased $124.8 million over prior year
•Core EBITDA increased 10.8% over prior year
* See Appendix A to this Proxy Statement for additional information about Core EBITDA and Segment NOI, including a reconciliation to our GAAP financial statements.
Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•We pay for performance
•Short and long-term incentives make up a significant portion of executive officers’ compensation
•Incentive compensation aligned with long-term interests of stockholders
•Mix of long-term equity incentives with time-based and performance-based awards
•Meaningful share ownership guidelines for Directors and executive officers
•No tax gross up on severance, change-in-control or other payments related to executive officer terminations
•No uncapped incentive payouts

Governance Highlights:
•Role of Chairman and CEO separated
•All Directors (except CEO) and all committee members are independent
•22% of 2024 Directors are women
•Board is not classified; each Director is up for election every year
•No stockholder rights plan or poison pill provisions
•Executive sessions of independent Directors
•Three audit committee financial experts
•Risk oversight by the Board
•Majority vote standard for Director elections
•Anti-hedging/pledging policy
•Stock ownership requirements for Directors and executive officers
•Codes of Conduct for Directors, employees and vendors
•Nominating and Corporate Governance Committee oversees ESG policies
•2024 Environmental, Social and Governance Report detailing our sustainability commitment is available on our website
•Annual Board and committee self-evaluations
•Proxy access provisions

AMERICOLD REALTY TRUST, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2025

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The St. Regis Atlanta, 88 W Paces Ferry Rd NW, Atlanta, GA 30305, on May 20, 2025 at 8:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and more fully discussed herein. The Board has fixed March 21, 2025 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 7, 2025.
You are entitled to vote if you were a stockholder of record of the Company’s common stock, $0.01 par value per share (the “common stock”), on the Record Date. You may vote your common stock in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common stock represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.
Notice Regarding the Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 7, 2025, or, if later, within three business days after our receipt of such request.
We expect to make this Proxy Statement available on the Internet on or about April 7, 2025, and to mail the Notice of Internet Availability to all stockholders of record on or about April 7, 2025. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All stockholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how stockholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their shares of common stock by Internet or over the telephone. Stockholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.
This proxy statement and our 2024 Annual Report on Form 10-K for the year ended December 31, 2024 are also available at www.americold.com in the Investors section under “Financials — SEC Filings.”
Quorum
In order to constitute a quorum for the conduct of business at the Annual Meeting, stockholders entitled to cast a majority of all votes entitled be cast must be present at the Annual Meeting in person or by proxy. Common stock represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 284,719,592 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Voting of Shares
A majority of the votes cast at the Annual Meeting shall be effective to approve any matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each outstanding share of common stock is entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. You may vote your common stock by attending the Annual Meeting and voting in person. Please note that if your common stock is held by a broker, bank, or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common stock by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.
A properly completed proxy card, if received in advance of the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. If you return an unmarked proxy card, without indication of how you would like to vote your common stock on any particular matter, your common stock will be voted by the proxy holders named on the proxy card:
•FOR the election of all Director nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”);
•FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
•FOR amending and restating the Company’s 2017 Equity Incentive Plan.
Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the nine Board nominees named in this Proxy Statement, proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 58 of this Proxy Statement, and the proposal to amend and restate the Company’s 2017 Equity Incentive Plan do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2025 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.
Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine Directors	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation of the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025	Majority of votes cast	Not Counted	N/A	FOR
4	For amending and restating the Americold 2017 Equity Incentive Plan	Majority of votes cast	Not Counted	Not Voted	FOR
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common stock, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time, returning a proxy card with a later date, or attending the Annual Meeting and voting in person. If your common stock is held by a nominee and you have provided instructions to that nominee, you may revoke those instructions according to the notification you received from the nominee.
Attendance at the Annual Meeting
Attendance at the Annual Meeting or any adjournment thereof is limited to record and beneficial stockholders of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a stockholder of record at such time, your name will be verified against a list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common stock in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common stock or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common stock is held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” from the custodian of your common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws the Board may establish the size of the Board; provided the number of directors shall never be less than the minimum required by Maryland law nor more than fifteen. The Board currently consists of nine members, each of whom is serving a one-year term or until such Director’s successor is duly elected and qualified or until such Director’s earlier resignation or removal from office. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Director nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. In addition, while our Board does not have a specific policy regarding diversity among Directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is also considered in evaluation of candidates for membership on our Board. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and stockholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.
We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.
The Board has nominated each of George F. Chappelle Jr., George J. Alburger, Jr., Kelly H. Barrett, Robert L. Bass, Antonio F. Fernandez, Pamela K. Kohn, David J. Neithercut, Mark R. Patterson and Andrew P. Power to serve as Directors (the “Nominees”). Each of the Nominees is currently serving as a Director of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement and will serve as a Director if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.

INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2025 regarding the nominees, all of whom are currently members of the Board (“Directors”). There are no family relationships among any of our Directors or executive officers.

Name	Age	Position(s)
George F. Chappelle, Jr.	63	Chief Executive Officer and Director
George J. Alburger, Jr.*	77	Director
Kelly H. Barrett*	60	Director
Robert L Bass*	56	Director
Antonio F. Fernandez*	65	Director
Pamela K. Kohn*	60	Director
David J. Neithercut*	69	Director
Mark R. Patterson*	64	Director, Chairman of the Board
Andrew P. Power*	45	Director
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.
The following biographical descriptions set forth certain information with respect to the nine Nominees, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
George F. Chappelle Jr., Director since 2021
Mr. Chappelle was appointed Chief Executive Officer in February 2022 after serving as Interim Chief Executive Officer and Director beginning in November 2021. He most recently served as an executive of Tyson Foods (NYSE: TSN), holding a variety of leadership roles including Chief Integration Officer; Chief Corporate Services Officer; and Chief Operating Officer of Prepared Foods during which time he had responsibility for companywide logistics. Prior to joining Tyson Foods in 2017, he served as Chief Operating Officer at several leading consumer packaged goods companies, including AdvancePierre Foods (formerly NYSE: APFH), Vi-Jon and Solo Cup Company. Previously, Mr. Chappelle spent more than four years with Sara Lee Foods (NYSE: SLE), including as Chief Supply Chain Officer and Chief Information Officer. He also served as Chief Information Officer of HJ Heinz, now the Kraft Heinz Company (NASDAQ: KHC) from 2002 to 2005. Mr. Chappelle currently serves on the board for Real Good Foods. He previously served as Chairman of the Board of AGRO Merchants Group from 2018 to 2020 and as a Director for Apex International from 2021-2024. He received his Bachelor of Science in Computer Science from Westfield State University and his Master’s in Business Management from Lesley University. We believe Mr. Chappelle’s extensive logistics, supply chain and information technology experience, as well as his industry specific experience and comprehensive knowledge of our business qualifies him to serve on our Board.
George J. Alburger, Jr., Director since 2010
Mr. Alburger has served as a member of our Board of Directors since May 2010. He served on the board of trustees of Pennsylvania Real Estate Investment Trust (NYSE: PEI) from June 2016 to April 2024. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from June 2000 to December 2016. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc. from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at Pricewaterhouse LLP. Mr. Alburger is a certified public accountant. He received his Bachelor of Science in

Accounting from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualifies him to serve on our Board.
Kelly H. Barrett, Director since 2019
Ms. Barrett has served as a member of our Board of Directors since May 2019. She currently serves on the board of directors of EVERTEC INC (NYSE: EVTC), a full-service transaction processing company, Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust as well as Louisiana-Pacific Corporation (NYSE:LPX), a leading provider of high-performance building solutions that meet the demands of builders, remodelers, and homeowners worldwide. In addition, she previously served on the board of directors for The Aaron’s Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, from 2019 to 2024, as well as the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE: CADE) from 2011 to 2016. Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated (NYSE:CUZ) for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. Ms. Barrett holds an NACD Certificate is Cyber Risk Oversight and an NACD Directorship Certification. She has been a licensed CPA in Georgia since 1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualifies her to serve on our Board.
Robert L. Bass, Director since 2021
Mr. Bass has served as a member of our Board of Directors since November 2021 and brings nearly two decades of experience in global supply chain and operational roles with leading big-box retailers. Mr. Bass served as Chief Supply Chain and Global Properties Officer of Best Buy Co., Inc. (NYSE: BBY), with responsibility for global order management, distribution centers, domestic and international transportation, global compliance and trade, final-mile fulfillment, reverse logistics and real estate, from 2013 until February 2022. Prior to joining Best Buy in 2013, Mr. Bass spent more than 12 years in a variety of supply chain positions with Target Corp. (NYSE: TGT), including Senior Supply Chain Leader. Previously, he served as a commercial airline pilot for 12 years for Sun Country Airlines and Midwest Airlines. Mr. Bass also served as a member of the Pier 1 Imports, Inc. (formerly NYSE: PIR.BC) Board of Directors from 2018 to 2020. We believe Mr. Bass’ substantial real estate expertise and experience managing complex supply chains for some of the world’s largest big-box retailers qualifies him for service on our Board.
Antonio F. Fernandez, Director since 2019
Mr. Fernandez has served as a member of our Board of Directors since May 2019. Mr. Fernandez currently is President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc. (formerly NYSE: PF), now a part of Conagra Brands, Inc., from February 2011 through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., now The Kraft Heinz Company (NASDAQ: KHC), following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of best practices across global operations. Mr. Fernandez was with Cadbury, PLC from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for all aspects of the company’s global supply chain. He was also a Senior Advisor with McKinsey & Company and a senior consultant with The Canaan Group. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement and engineering with The Procter & Gamble Co. (NYSE: PG), and PepsiCo, Inc. (NYSE: PEP). Mr. Fernandez is currently on the Board of Utz Brands, Inc. (NYSE:UTZ), a snack Food manufacturer, and is a trustee of Lafayette College. He previously served on the boards of Liberty Property Trust (NYSE:LPT), until its acquisition by Prologis, Inc. (NYSE: PLD), Collier Creek (NYSE:CCH), a SPAC that combined with UTZ Quality Foods to form UTZ Brands, Inc., in August, 2020, and Green Rabbit Holdings, Inc., a privately-held logistics and fulfillment company for perishable, refrigerated and frozen foods, until it’s acquisition by Performance Food Group (NYSE:PFGC). Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in global supply chain management, his engineering, procurement and operations background and significant industry knowledge, including our customer base, as well as his other Board experience, qualifies him to serve on our Board.
Pamela K. Kohn, Director since 2021
Ms. Kohn has served as a member of our Board of Directors since November 2021. Ms. Kohn previously served as Chief Merchandising Officer of Rite Aid Corporation and has more than 25 years of merchandising, supply chain, logistics and operations expertise in the food and retail industries. Prior to joining Rite Aid in 2023, Ms. Kohn served as Chief Merchandising Officer for Sally Beauty Holdings (NYSE: SBH) from October 2019 to June 2022, Chief Merchandising and Marketing Officer of the Family Dollar division of Dollar Tree (NASDAQ: DLTR) from September 2017 to June 2019 and Chief Merchandising Officer of The Fresh Market (formerly NASDAQ: TFM) from January 2016 to January 2017. Previously, Ms. Kohn spent 13 years in a variety of leadership positions with Walmart Inc. (NYSE: WMT), including Senior Vice President, Merchandising, Senior Vice President, Global Food Sourcing, Executive Vice President, Merchandise Services and President of Walmart US Realty. Prior to her time at Walmart, Ms. Kohn served as Senior Vice President of Merchandising and Marketing with Stop & Shop and spent nine years as Senior Vice President of Merchandising with Food Lion. Ms. Kohn currently serves on the Board of High Liner Foods, Inc. (HLF-Canada), a leading North American processor and marketer of value-added frozen seafood. Ms. Kohn graduated from Northwestern University with a degree in Sociology. We believe that Ms. Kohn’s extensive marketing and supply chain expertise with big-box retailers and national grocery chains and her understanding of our industry and customer dynamics qualifies her to serve on our Board.
David J. Neithercut, Director since 2019
Mr. Neithercut has served as a member of our Board of Directors since May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006 and appointed as Board Chair in May 2023. He is a former trustee of Public Storage (NYSE: PSA) and a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners. Mr. Neithercut is a former Chair of the Executive Board of National Association of Real Estate Investment Trusts (NAREIT) and received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Masters in Business Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, and his extensive experience with publicly-traded REITs and the REIT industry qualifies him to serve on our Board.

Mark R. Patterson, Director since 2018
Mr. Patterson has served as a member of our Board of Directors since January 2018 and as Chairman of the Board since March 2019. He is currently a real estate consultant and President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is a Senior Advisor of Investcorp, Inc. (formerly BSE: INVCORP), an Executive Advisor to Rockefeller Capital Management and a Senior Advisor to Energy Impact Partners. He served as a member of the board of directors for General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017, and is currently a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group (NYSE: PGRE) since 2018. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualifies him to serve on our Board.
Andrew P. Power, Director since 2018
Mr. Power has served as a member of our Board of Directors since January 2018. He has served as Chief Executive Officer and a member of the Board of Directors of Digital Realty (NYSE: DLR) since 2022. Mr. Power also served as Digital Realty’s President since 2021 and Chief Financial Officer from 2015 until 2023, with responsibility for global portfolio operations, technology development and innovation, service provider and enterprise customer solutions, asset management and information technology as well as the company’s financial functions across Digital Realty’s global platform. Prior to joining Digital Realty, Mr. Power was employed by Bank of America Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his investment banking career, Mr. Power managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries, as well as his international experience, qualifies him to serve on our Board.

DIRECTOR COMPENSATION
Overview of Director Compensation
Our Board has adopted a compensation program for our non-employee Directors that was in effect for calendar 2024 (the “Director Compensation Program”). The Director Compensation Program provides an annual cash retainer of $80,000 (or $175,000 for the chairperson of the Board) and an annual equity award of $175,000 (or $225,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Director, in each case having a one-year vesting period. The program also provides for additional annual cash retainers for service on Board committees, as follows: $25,000 for the chairperson of our Audit Committee and $12,500 for the other members of our Audit Committee; $20,000 for the chairperson of our Compensation Committee and $10,000 for the other members of our Compensation Committee; $15,000 for the chairperson of our Nominating and Corporate Governance Committee and $7,500 for the other members of our Nominating and Corporate Governance Committee; and $25,000 for the chairperson of our Investment Committee and $12,500 for the other members of our Investment Committee. In addition, we reimburse all Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Directors, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2024 Director Compensation Table
The following table provides details with respect to the 2024 compensation for our non-employee Directors:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$112,500	$175,000	$62,635	$350,135
Kelly H. Barrett	102,500	175,000	8,402	285,902
Robert L. Bass	100,000	175,000	15,594	290,594
Antonio F. Fernandez	120,000	175,000	19,738	314,738
Pamela K. Kohn	102,500	175,000	11,774	289,274
David J. Neithercut	115,000	175,000	21,700	311,700
Mark R. Patterson	190,000	225,000	30,645	445,645
Andrew P. Power	105,000	175,000	21,421	301,421
(1)George F. Chappelle Jr., our CEO, is not included in the above table as he was an employee of the Company in 2024 and did not receive compensation for services as a Director. All compensation paid to Mr. Chappelle by the Company is reflected in the Summary Compensation Table in this Proxy Statement.
(2)Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case earned during 2024 for services rendered during the year.
(3)Reflects the aggregate grant date fair value of the restricted stock units or operating profit units awarded as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report on Form 10-K”).
(4)Amounts reflect payments earned in 2024, not necessarily paid during the year, for the dividend equivalents on RSUs awarded under the 2010 Equity Incentive Plan for Mr. Alburger, dividend equivalents on RSUs awarded under the 2017 Equity Incentive Plan for Ms. Barrett and Ms. Kohn, and distributions on the OP Units awarded for all the Directors.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include the following:
•All of our Directors (except our CEO) are “independent” in accordance with NYSE listing standards;
•Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of Directors who are “independent” in accordance with NYSE listing standards;
•Our independent Directors meet regularly in executive session without the presence of management;
•Our Board is not classified and each of our Directors is subject to re-election annually;
•We utilize a majority vote standard in Director elections;
•Three of our Directors serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and
•We have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of Directors.
In recognition of the differences between the roles of Chairman of the Board and Chief Executive Officer, the two roles are separated. The Board is chaired currently by Mr. Patterson, and Mr. Chappelle serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Director, officer or affiliate of the Company, any stockholder of record or beneficial owner of more than 5% of the Company’s common stock, or any associate of any such Director, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Directors
At meetings of the Board, our independent Directors regularly meet in executive session without management present. Board committees also regularly meet in executive session without management present. In the event of a special meeting, the independent Directors will meet in executive session if circumstances warrant.
Board Meetings
Our Board held six regularly scheduled and special meetings in 2024. The Directors attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent two times during 2024. Each of our Directors attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2024 that he or she served on the Board. Each Director is expected to attend the annual meetings of stockholders and all Directors then serving on the Board attended the 2024 Annual Meeting.
Director Share Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee Directors, which require our non-employee Directors to hold common stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Each of Messrs. Alburger, Fernandez, Neithercut, Patterson and Power and Ms. Barrett have achieved these share ownership requirements. Mr. Bass and Ms. Kohn have until May 2026 to comply, and any future non-employee Director will have five years from his or her election to the Board to meet these share ownership requirements.

BOARD COMMITTEES
Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
Kelly H. Barrett	✓	✓
Robert L. Bass			✓	✓
Antonio F. Fernandez		✓*	✓	✓
Pamela K. Kohn	✓	✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓			✓
# of 2024 Meetings	4	6	4	5
    *Committee Chair

Audit Committee
Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:
•The integrity of our financial statements;
•Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The reasonable prior review and approval of related party transactions.
Our Audit Committee is also responsible for overseeing the Company’s risk management efforts, which includes, among other things, oversight of cybersecurity risks. Management reports to the Committee on cybersecurity risks on a regular basis and the Committee reports to the Board at least quarterly.
Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an

“Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Compensation Committee
Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:
•    Set the overall compensation philosophy, strategy and policies for our executive officers and Directors;
•    Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key associates and evaluate performance in light of those goals and objectives;
•    Review and determine the compensation of our Directors, CEO and other executive officers;
•    Make recommendations to our Board with respect to our incentive and equity-based compensation plans;
•    Review and approve employment agreements and other similar arrangements between us and our executive officers; and
•    Oversee the Company’s succession planning process.
Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.
Nominating and Corporate Governance Committee
Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:
•    Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;
•    Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Director nominees for election at annual meetings of stockholders or to otherwise fill vacancies;
•    Evaluate and make recommendations regarding the structure, membership and governance of the Board and its committees;
•    Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;
•    Develop and oversee the Company’s environmental, social and governance (“ESG”) policies; and
•    Oversee the annual review of our Board’s performance, including committees of our Board.
Prior to each annual meeting at which Directors are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and

Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.
The Nominating and Corporate Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, Americold and our stockholders. Although we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee seeks a diverse group of director candidates, including with respect to diversity of professional and other experience, thought, gender, race, ethnicity, age and cultural background.
In addition, the Nominating and Corporate Governance Committee will consider director nominee recommendations received from stockholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how stockholders can nominate Director candidates, see “Corporate Governance - Stockholder Recommendation of Director Nominees” and “Additional Information - Stockholder Proposals.”
Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.
Investment Committee
Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions and growth capital expenditures on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.

CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website, www.americold.com on the “Investors – Governance” webpage. The 2024 Environmental, Social and Governance Report is available on our website under “About Us - Sustainability/ESG.” In addition, these documents are available to any stockholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s website is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Director, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.
Communications by Stockholders and Other Interested Parties
Stockholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Directors”. The communication should be further addressed “c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal Officer”.
The Board may not be able to respond directly to stockholder inquiries and, as a result, the Board has developed a process to aid it in managing stockholder inquiries.
As a general rule, the Chief Legal Officer and Secretary will review stockholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Directors periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.
Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management, and communications with respect to personnel issues may be shared with the human resources department.

Stockholder Recommendation of Director Nominees
The Nominating and Corporate Governance Committee will consider director nominees nominated by stockholders. In addition, our Bylaws provide a proxy access right that permits a stockholder who has beneficially owned 3% or more of the Company’s common stock continuously for a least 3 years, or a group of up to 20 stockholders holding 3% or more of the Company’s common stock in the aggregate and each of whom has owned such stock continuously for a least 3 years, to submit nominations for directors via the Company’s proxy materials for up to 20% of the directors then serving on the Board. To nominate a director, the nominating stockholder or group of stockholders must submit to the Secretary of the Company at the principal executive offices of the Company all of the information specified in our Bylaws. This submission must be made no earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy materials for the prior year’s annual meeting of stockholders; for the 2026 Annual Meeting after November 8, 2025 and before December 12, 2025. In addition, the submitting stockholder or group must provide any supplemental information requested by the Nominating and Corporate Governance Committee and the proposed nominee must make himself or herself available to be interviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all director candidates submitted to it pursuant to these procedures; provided, however, that the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership would violate applicable state or federal law. In addition to meeting the requirements under our Bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 21, 2026.
Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board and its committees have adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, environmental, social and governance considerations, compliance and management succession planning. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, compliance and reporting levels.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Directors, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Insider Trading Policy
The Company’s Insider Trading Policy (the “Insider Trading Policy”) governs the purchase, sale and other disposition of Company securities by our directors, officers, and employees. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our Insider Trading Policy was filed with the SEC on February 27, 2025 as Exhibit 19 to our Annual Report on Form 10-K.
Human Rights Statement
We have adopted a Human Rights Statement applicable to all of our associates and third parties with whom we do business. The Human Rights Statement conforms to the United Nations Principles on Business and Human Rights and the United Nations Universal Declaration of Human Rights. A copy of that Statement is available on our corporate website at www.americold.com.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Directors is an executive officer.
Other Directorships
Our Directors are prohibited from serving on more than five public company boards, including ours, with consideration given to their public company leadership roles and outside commitments. The Board conducts a review annually and has affirmed that all Directors are in compliance.

Investor Outreach
We believe that the relationship with our stockholders and investors is critical to our success. We value the opinions and input of our investors and regularly engage in participatory events and investor conferences. During 2024, we participated in multiple investor conferences, meeting with numerous current and prospective investors in separate meetings.
Corporate Governance Highlights
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our stockholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a stockholder-friendly corporate governance structure that we believe aligns our interests with the interests of our stockholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Three members of our Audit Committee are financial experts and each member is financially literate
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year
•The Company’s bylaws provide for proxy access by stockholders meeting specified criteria
•Directors are elected under a majority vote standard
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no stockholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Directors
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Directors, executives, associates and suppliers
•The Company has established Director and executive stock ownership and holding requirements
•Directors and executives are prohibited from pledging or hedging our common stock
•The Company has adopted an ESG Report, which can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Americold’s global strategy and are integral to its goal of acting as a responsible corporate citizen. While Americold is focused on its financial results and the creation of stockholder value, we are also committed to achieving these results in a way that respects the environment, our customers, our associates and the local communities in which we operate and in which our associates live. We believe that a sustainable future is essential to ensuring the health and well-being of our people, the users of our services and the communities that we touch. The Company’s 2024 Sustainability Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs.
We are a vital member of the food supply chain. Food safety, food security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive and proactive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and prevention of food waste. We constantly seek to balance the needs of our customers with regulatory compliance and the requirements of the Global Food Safety Initiative.
The operation of temperature-controlled warehouses is an energy-intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. Twenty-two of our facilities in U.S. have been issued ENERGY START certifications by the U.S. Environmental Protection Agency (EPA) and Americold is recognized by the Global Cold Chain Alliance (GCCA) as the leading cold storage logistics company achieving Energy Excellence certification, with 213 of our facilities being awarded Gold or Silver in the GCCA Energy Excellence Recognition Program. In 2024, Americold received IREM Certified Sustainable Property certification for 31 facilities by the Institute of Real Estate Management. We have been named a Food Logistics 2024 Top 3PL & Cold Storage Providers as well as awarded 2024 Sustainability Partner Award from Union Pacific.
Americold seeks solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and conserve energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective designs in our development of new properties, expansions, upgrades of existing facilities, and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk.
Americold launched its long-term solar strategy in 2013 and at the end of 2024, our solar projects supplied power to twenty-three Americold facilities, generating approximately 24,159 MWh annually. In 2024, we completed construction on 6 new solar installations and have an additional 11 solar projects currently under construction. Additionally, 31 Americold facilities operated as Scope 2 carbon-free, sourcing 100% renewable energy from solar, wind, nuclear, and hydro-power. These facilities are associated with an estimated annual usage of 213,218 MWh of carbon-free power. We utilize natural gas fuel cells at two of our facilities and continue to evaluate additional sites for other opportunities. We also have one anaerobic digestion operation that provides 100% of its facility’s electrical needs on a normal winter day and about 70% on a summer day.
We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting to further reduce our kWh usage. We converted 10 facilities warehouse areas to more energy efficient lighting during 2024, bringing the total to 208 facilities with energy efficient lighting projects completed, including 147 facilities with 100% energy efficient lighting in the warehouse areas. In 2024, Americold invested more than $18 million in twenty-five individual sustainability projects.
We continue to evaluate and deploy energy efficient technologies and processes, including, among others, anaerobic digestion to create renewable energy, solar and wind, in our facilities to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.
Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create relationships that benefit our associates, our customers and our stockholders. The Company supports numerous charitable contribution programs providing corporate and local site level contributions and support to various charities, with our most dynamic partnership being with Feed the Children. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our associates. See our 2024 ESG Report on our website: www.americold.com under “About Us - Sustainability/ESG.”

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 7, 2025. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
George F. Chappelle Jr.	63	Chief Executive Officer and Director
Robert S. Chambers	42	President - Americas
Richard C. Winnall	51	President - International
Samantha L. Charleston	54	Chief Human Resources Officer and Executive Vice President
Nathan H. Harwell	49	Chief Legal Officer, Executive Vice President and Secretary
R. Scott Henderson	47	Chief Investment Officer and Executive Vice President
Michael Spires	58	Chief Information Officer and Executive Vice President
M. Bryan Verbarendse	52	Chief Operating Officer - Americas and Executive Vice President
Jay Wells	62	Chief Financial Officer and Executive Vice President
Robert E. Harris, Jr.	49	Chief Accounting Officer and Senior Vice President
George F. Chappelle Jr.
See “Information Regarding The Nominees” for biographical information regarding Mr. Chappelle.
Robert S. Chambers
Mr. Chambers was named President - Americas on January 3, 2024. He had rejoined Americold in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to rejoining Americold, he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as Americold’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining Americold, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public Accountant.  He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.
Richard Winnall
Mr. Winnall was named President - International on January 3, 2024, having served as Chief Operating Officer, International since August 2022. He joined Americold in January of 2019 as the Managing Director, International and held the role of Managing Director, Asia Pacific and Latin America prior to his appointment as Chief Operating Officer, International. Mr. Winnall is responsible for leading Americold’s International operations and critical support functions to enable the organization to drive efficiency and provide best-in-class service to customers. Mr. Winnall has deep executive experience within some of the largest logistics companies in the world, having previously served at DHL Supply Chain (DPDHL Group) in Asia Pacific and Europe, Middle East & Africa, and Linfox in the Asia Pacific region. He holds a Master of Science Management, Intermodal Transport from the University of Denver, Colorado, and a Master of International Business from Swinburne University, Melbourne, and is a graduate of the GAICD International Company Directors Program.

Samantha L. Charleston
Ms. Charleston joined Americold as Executive Vice President and Chief Human Resources Officer in January 2022. She is responsible for leading all talent initiatives to support the overall business direction and formulating appropriate organization strategies for the future development, attraction, onboarding, and retention of high-caliber talent. Ms. Charleston has deep experience in HR and the supply chain with a proven record of accelerating performance, building organizational capability, and developing talent across a variety of companies. Prior to joining our company, she was Senior Vice President, Human Resources, Talent & Culture at Newell Brands (NASDAQ: NWL) from December 2020 to December 2021 and Vice President, Human Resources August 2015 to December 2020. Before joining Newell Brands, she spent over 20 years with Kraft Foods, now The Kraft Heinz Company (NASDAQ: KHC) in roles spanning logistics, customer service, change management, and HR. She currently serves as a member of the Board of Directors for Second Nature Brands. Ms. Charleston holds a bachelor’s degree in Psychology from Clark Atlanta University and a master’s degree in Business Administration from Lake Forest Graduate School of Management.
Nathan H. Harwell
Mr. Harwell has served as our Executive Vice President, Chief Legal Officer, and Secretary since September 2023, where he is responsible for managing and overseeing our Legal, Risk, and Compliance departments and providing strategic leadership and coordination of legal matters. Before joining our team, Mr. Harwell served as Executive Vice President, Chief Legal Officer, and Secretary at U.S. Xpress Enterprises, Inc., one of the nation’s largest trucking and logistics companies from January 2020 to July 2023. Prior to his time at U.S. Xpress, Mr. Harwell served as General Counsel and Corporate Secretary at Rinnai America Corporation, a brand of commercial and home tankless water heaters, from September 2005 to January 2020, where he also served on the Board of Directors. Mr. Harwell has practiced law for over 21 years, primarily focused on corporate litigation, strategy and business development, and regulatory analysis and guidance. Mr. Harwell is a graduate of Carson-Newman College and received his Juris Doctor, cum laude, from the Walter F. George School of Law at Mercer University.
R. Scott Henderson
Mr. Henderson was appointed Executive Vice President and Chief Investment Officer in March 2023, after serving as Senior Vice President, Capital Markets, Treasury and Investor Relations since joining the company in 2018. Mr. Henderson is responsible for leading Americold’s investment and other capital allocation activities. He has deep experience across capital markets, M&A, corporate finance and investor relations. Mr. Henderson has more than 19 years of experience in the REIT and real estate industry, including with DDR Corp., STAG Industrial and REIT finance at Citizens Bank. Mr. Henderson holds a BSBA from Washington University in St. Louis and an MBA from Columbia Business School.
Michael Spires
Mr. Spires joined the Company as interim Chief Information Officer in December 2022 and was appointed Executive Vice President and Chief Information Officer in July 2023. He is responsible for global information technology and leads Americold’s IT team to provide customers with the highest level of systems security and leading-edge supply chain technologies to support their businesses. Mr. Spires brings over 20 years of executive-level technology leadership experience to Americold, having previously served in senior roles at The Hackett Group from 2017 to 2023, Cognizant Technology Solutions (NASDAQ: CTSH) from 2011 to 2017, and Booze Allen Hamilton from 2004 to 2009. Mr. Spires also served as an operations and strategy leader at Sears Logistics and Best Buy Co, Inc. (NYSE:BBY). Mr. Spires holds an MBA from the University of Chicago and a BS in Finance from Bradley University.
M. Bryan Verbarendse
Mr. Verbarendse, joined Americold as its Executive Vice President & Chief Operating Officer, Americas in August 2023. Prior to joining the company, he served in positions with Albertsons Companies Inc. (NYSE:ACI) including General Manager (2015-2018); Group Vice President of Distribution (2018-2019) finally as Senior Vice President of Distribution and Replenishment for Albertsons Companies Inc. (NYSE:ACI) from June 2019 to August 2023. Prior to Albertsons Companies, Mr. Verbarendse served in a variety of roles with Supervalu Inc. (acquired by NYSE: UNFI), including General Manager and a variety of operations roles from 2006 to 2015. In addition, he served in a variety of positions with Albertsons Inc. from February of 1992 to June of 2006, finally as Manager of Network Optimization. Mr. Verbarendse holds a BBA from Boise State University.
Jay Wells
Mr. Wells was appointed Executive Vice President & Chief Financial Officer in January 2024. Mr. Wells is a veteran public company financial executive with more than 30 years of experience building and leading international teams, and considerable financial planning and transaction expertise. Mr. Wells joined Americold from Primo Water (NYSE: PRMW), a leading, publicly traded water company which operated across 21 different countries including North America, Europe and Israel, where he served as Chief Financial Officer from 2012 to 2023. Prior to his time at Primo Water, he was the Chief Financial Officer of the Canada Division of Molson Coors Beverage Company (NYSE: TAP). Earlier in his career, he spent 15 years as a partner at Deloitte, where he oversaw the development and implementation of complex tax strategies on behalf of his client base and developed significant expertise in cross-border financing. Mr. Wells has a bachelor's degree in accounting from Albright College and a JD from the Villanova School of Law.
Robert E. Harris, Jr.
Mr. Harris has served as our Chief Accounting Officer and Senior Vice President since March 2024. He joined Americold as Vice President and Corporate Controller in January 2014. He has led the Accounting function through a successful IPO, adoption of the public company provisions of the Sarbanes-Oxley Act, and the integration of several domestic and multi-national acquisitions. Prior to joining Americold, he served as Vice President of Finance and Chief Accounting Officer for Aptean (f/k/a CDC Software, NASDAQ: CDCS). Prior to that, he was a Senior Manager in the Audit and Assurance practice at PricewaterhouseCoopers. Mr. Harris is a Certified Public Accountant with over 25 years of experience in accounting and finance and holds a bachelor’s degree in Accountancy from Auburn University.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. This stockholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee. At last year’s annual meeting, over 89% of the votes cast were cast to approve executive compensation.
Below are summaries of executive compensation highlights from 2024, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2024 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•Pay for performance;
•Include both annual cash incentives and long-term incentives to balance our performance;
•Seek to align our compensation program with the interests of our stockholders; and
•Target above-budget performance and set aggressive goals.
The Board is asking our stockholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our stockholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. The vote is advisory only, and not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our stockholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Americold Realty Trust, Inc. approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, which included the ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion that accompanies the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and the Board has directed that the Company submit the appointment of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2025. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2023 and 2024 are presented in the table on the following page.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm for 2025

Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2024 and 2023. During 2024 and 2023, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2024	2023
Audit Fees(1)	$9,860,843	$10,395,461
Audit-Related Fees(2)	$1,516,007	$584,527
Tax Fees(3)	$2,987,240	$3,674,353
Total Fees	$14,364,090	$14,654,341
(1)    Audit Fees consisted primarily of fees for audits of the Company’s annual consolidated financial statements and required statutory audits, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.
(2)    Audit-Related Fees consisted primarily of fees for pre-implementation services for Project Orion, financial due diligence in connection with acquisitions and other related potential transactions.
(3)Tax Fees consisted of fees related to tax compliance services, acquisition tax due diligence and structuring, tax planning and transfer pricing services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the Company’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements as of and for the year ended December 31, 2024. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 18, 2025.
George J. Alburger, Jr. – Chair
Kelly H. Barrett
Pamela K. Kohn
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject to Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

PROPOSAL 4 – PROPOSAL TO AMEND AND RESTATE THE COMPANY’S 2017 EQUITY INCENTIVE PLAN
Overview
We are asking our stockholders to approve the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan (the “A&R Plan”), which, if approved by our stockholders, will supersede and replace the current Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”) in its entirety. The A&R Plan will (subject to the approval of our stockholders): (i) increase the number of shares reserved for issuance under the plan by 7.7 million shares, (ii) increase the number of shares that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Code by 7.7 million shares, (iii) incorporate a one-year vesting requirement for all awards (provided, that up to five percent of the shares reserved for issuance may be issued pursuant to awards that do not comply with such minimum vesting period) and (iv) extend the scheduled expiration date of the 2017 Plan to the date that is ten years after shareholder approval of the A&R Plan (the “A&R Amendments”).
Upon the recommendation of the Compensation Committee, the Board adopted the A&R Plan on March 14, 2025, subject to the approval of our stockholders at the Annual Meeting. The Board believes that adopting the A&R Plan is in the best interests of the Company and its stockholders because it will permit the Company to continue to provide incentive equity-based grants to promote the growth and success of the Company by aligning the interests of the A&R Plan participants with those of the Company’s stockholders, and enable the Company to attract and retain qualified individuals for positions of significant responsibility.
The A&R Plan will become effective upon shareholder approval. If the A&R Plan is not approved by our stockholders at the Annual Meeting, the A&R Plan will not become effective, and the 2017 Plan will remain in effect until its expiration on January 17, 2028 in accordance with its terms (or, if occurring earlier, its termination), after which date no further awards may be granted under the 2017 Plan. Whether or not the A&R Plan is approved by our stockholders, each award granted under the 2017 Plan prior to its expiration (or, if occurring earlier, its termination) will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement and the 2017 Plan.
If the A&R Plan is approved by our stockholders, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares of common stock as soon as reasonably practicable thereafter.
Historical Information
The 2017 Plan provides that the aggregate number of shares of common stock that have been authorized for issuance under the 2017 Plan is 9,000,000 shares, subject to certain share recycling and adjustment provisions, as provided in Section 4 of the 2017 Plan.
If the A&R Plan is approved by our stockholders, 8,637,488 shares of common stock will be authorized for issuance thereunder, subject to adjustment in accordance with the terms of the A&R Plan. This number includes the approximately 937,488 shares of common stock remaining available for issuance under the 2017 Plan as of March 21, 2025 (as adjusted for forfeitures and issuances subsequent to such date), plus an additional 7,700,000 shares of common stock newly reserved for issuance under the A&R Plan.

The market price per share of the securities underlying the shares as of March 21, 2025 was $21.29. For additional information regarding equity-based awards previously granted under the 2017 Plan, please see Note 14 to our consolidated financial statements filed with our Form 10-K for the fiscal year ended December 31, 2024.
Board Considerations in Approving the A&R Plan
We are committed to using equity incentive awards prudently, within reasonable limits, and subject to performance and service-based vesting requirements. In setting the proposed number of shares reserved and issuable under the 2017 Plan, the Compensation Committee and the Board considered several factors, including the potential dilutive effect of equity awards outstanding under the Company’s prior equity compensation plans, the Company’s historical equity usage and the expected dilution of the A&R Plan, in order to arrive at a reasonable and appropriate dilutive impact of the A&R Plan.
Share Information on Equity Compensation Plans as of March 21, 2025
The following table provides certain additional information regarding awards outstanding and unvested and shares remaining available under all existing equity compensation plans as of March 21, 2025.

Total Outstanding Time-Based RSUs	1,348,734
Total Outstanding Performance-Based RSUs(1)	571,971
Total Outstanding Time-Based OP Units	1,138,614
Total Outstanding Performance-Based OP Units(1)	1,170,906
Total Outstanding OP Units that may be settled in common stock or cash(2)	2,309,520
Total Number of Shares Subject to Full Value Awards Outstanding(3)	4,230,225
Total Number of Shares Subject to Outstanding Stock Options(4)	67,998
Total Outstanding Common Stock	284,719,592
Total Number of Units Available for Issuance under the 2017 Plan(5)	937,488
(1) Assumes stock-settled performance-based awards will vest and pay out based on maximum performance levels being achieved.
(2) Calculated as the sum of Total Outstanding Time-Based OP Units and Total Outstanding Performance-Based OP Units.
(3) Calculated as the sum of Total Outstanding Time-Based RSUs, Total Outstanding Performance-Based RSUs, Total Outstanding Time-Based OP Units, and Total Outstanding Performance-Based OP Units.
(4) No stock appreciation rights were outstanding as of March 21, 2025. The weighted-average exercise price of the stock options outstanding was $9.81 and the weighted-average remaining term of the stock options outstanding was 1.62 years.
(5) Represents the total number of shares available for future awards under the 2017 Plan reflecting stock-settled performance-based awards at maximum payout. The 2017 Equity Incentive Plan was our only active equity compensation plan as of March 21, 2025.
Burn Rate
Our burn rate over the last three years has averaged 0.42%, which is below the ISS global industry classification standard (GICS) burn rate limit for our industry of 1.05% over the same period. “Burn rate” is calculated by dividing the total number of shares, subject to equity awards granted in a given year, by the total weighted average number of shares of common stock outstanding during the period and does not reflect any forfeitures or cancellations.
Total Potential Dilution
“Overhang” is a measure of potential dilution from equity compensation plans and is calculated by dividing (1) the number of shares of common stock subject to equity awards outstanding at the end of the relevant year, plus the number of shares available for future grants under our equity plans, by (2) the total number of shares of common stock outstanding at the end of such year. Our equity plan dilution rate (or overhang) as of March 21, 2025 was 1.8% . If stockholders approve the A&R Plan, the issuance of 7,700,000 shares under the Plan would increase our total potential dilution rate by 2.7% to 4.5%.

Expected Plan Duration
Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the Plan will be sufficient to provide awards for approximately four to five years. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards.
Key Features of the A&R Plan
•No automatic awards are promised to any eligible individual;
•Administered by the Compensation Committee, an independent committee of our Board;
•No evergreen or automatic reload provision for the share reserve;
•Ten-year term;
•No automatic acceleration of vesting of awards in the event of a change in control of the Company;
•Awards are subject to any clawback or recoupment policy adopted by the Company or required by applicable law or regulation;
•No re-pricing of stock options or stock appreciation rights without shareholder approval;
•Meaningful annual limits on total director compensation;
•No granting of stock options and SARs with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant;
•Awards granted under the A&R Plan will not be eligible to vest earlier than the first anniversary of the date of grant (subject to an exception equal to no more than 5% of the share reserve);
•No liberal share recycling for stock option awards or SARs;
•No “golden parachute” gross ups; and
•Awards are generally non-transferrable.
Summary of the Material Terms of the A&R Plan
The following is a summary of the material terms of the A&R Plan and is qualified in its entirety by reference to the A&R Plan, included as Appendix B to this proxy statement, which is incorporated by reference into this Proposal 4. The only material changes to the 2017 Plan as a result of the A&R Amendments would be to (i) increase the number of shares reserved for issuance under the plan by 7.7 million shares, (ii) increase the number of shares that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Code by 7.7 million shares, (iii) incorporate a one-year vesting requirement for all awards (provided, that up to five percent of the shares reserved for issuance may be issued pursuant to awards that do not comply with such minimum vesting period) and (iv) extend the scheduled expiration date of the 2017 Plan to the date that is ten years after shareholder approval of the A&R Plan.
Purpose
The purpose of the A&R Plan is to enable the Company and its subsidiaries to attract and retain qualified individuals for positions of significant responsibility and to provide additional incentives to participants by providing them with, among other things, an opportunity for investment in the Company.

Awards
The A&R Plan provides for the grant of the following types of awards (each, an “Award”): (i) stock options (in the form of either incentive stock options, within the meaning of Section 422 of the Code (“ISOs”) or non-qualified stock options (“NSOs”)); (ii) stock appreciation rights (“SARs”); (iii) restricted stock; (iv) restricted stock units (“RSUs”); (v) performance shares; (vi) performance units; (vii) cash awards; and (viii) other stock-based awards.
Securities Offered
Subject to adjustment pursuant to the A&R Plan in the event of certain changes in our capitalization or corporate transactions or events, a maximum number of 8,637,488 shares of our common stock have been reserved for issuance pursuant to Awards under the A&R Plan. No more than 8,637,488 shares of our common stock under the A&R Plan may be issued pursuant to ISOs. If any stock option, SAR, RSU or other stock-based award granted under the A&R Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares subject to such Award that were not issued with respect to such Award will again be available for the purpose of Awards under the A&R Plan without reducing the number of shares that remain available for issuance. Any shares of restricted stock, performance awards or others stock-based awards denominated in shares awarded under the A&R Plan that are forfeited for any reason, will also again be available for purposes of Awards under the A&R Plan. Shares will not become available again for issuance under the A&R Plan in the following circumstances: (i) if an Award is settled in cash in lieu of shares pursuant to an Award and (ii) if shares are surrendered, withheld or tendered to the Company in payment of the exercise price of a stock option or any taxes required to be withheld in respect of any Award. Awards that by their terms may only be settled in cash will not be counted against the share pool.
Administration
The Compensation Committee will have discretionary authority to administer the A&R Plan in accordance with its terms and applicable laws. The Compensation Committee has broad discretion to administer the A&R Plan, including, but not limited to, the power to determine the eligible individuals to whom Awards will be granted, the number and type of Awards to be granted and the terms and conditions of Awards. The Compensation Committee may also accelerate the vesting of any Award based on the achievement of performance goals pursuant to the performance measures set forth in the A&R Plan and make all other determinations and take all other actions necessary or advisable for the administration of the A&R Plan.
Eligibility
The basis of eligibility under the A&R Plan is determined by the Compensation Committee in its sole discretion. Under the terms of the A&R Plan the following individuals are eligible to receive Awards: (i) officers or other employees of the Company or any of its Subsidiaries (“Employees”), (ii) individuals that the Company or any of its subsidiaries has engaged to become an officer or other employee (“Prospective Employees”), (iii) a member of the Board and (iv) a consultant to the Company or any of its subsidiaries (“Consultant”). As of March 21, 2025, the Company and its affiliates had 395 Employees and 9 members of the Board who would be eligible to participate in the A&R Plan.

Annual Award Limits
Under the A&R Plan, the following annual limits will apply to grants of Awards under the A&R Plan, subject to adjustment as set forth in the A&R Plan: (i) the maximum aggregate number of shares for which (a) stock options or SARs may be granted to any participant other than a nonemployee member of the Board or Consultant is 1,000,000 shares, or (b) Awards other than stock options or SARs that are performance-based compensation denominated in shares and granted to any participant other than a nonemployee member of the Board or Consultant is 1,500,000 shares; and (ii) the maximum aggregate amount that may be paid to any participant other than a nonemployee member of the Board or Consultant under awards that are performance-based compensation and are denominated in cash is $5,000,000.
The A&R Plan also provides that equity-based Awards granted to nonemployee members of the Board will be subject to the following limitation, subject to the terms of the A&R Plan: the maximum number of shares subject to any Award of stock options, restricted stock, or RSUs, which may be granted during any calendar year will be 50,000 shares.
Minimum Vesting Schedule
The A&R Plan provides that a vesting period of at least one year will apply to all Awards issued under the A&R Plan, except that up to 5% of the shares reserved for issuance under the A&R Plan may be issued pursuant to Awards that do not comply with such minimum one-year vesting period.
Types of Awards
Options. We may grant options to eligible individuals under the A&R Plan, except that ISOs may only be granted to individuals who are our employees or employees of one of our parents or subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted, and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant, and the option must not be exercisable for longer than five years from the date of grant. The Compensation Committee has the discretion to determine other terms and conditions of an option Award.
SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of our common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, other Awards. The Compensation Committee has the discretion to determine other terms and conditions of a SAR Award.
Restricted Stock Awards. A restricted stock Award is a grant of shares of our common stock subject to certain restrictions on transferability and risk of forfeiture as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee and specified in the applicable Award agreement, the holder of a restricted stock Award will have all of the rights of a shareholder, including, without limitation, the right to vote the shares of our common stock subject to the restricted stock Award and the right to receive dividends on the shares of our common stock subject to the restricted stock Award during the applicable restriction period. The Compensation Committee may determine on what terms and conditions the participant will be entitled to dividends payable on the shares of restricted stock. If the Compensation Committee grants the right of a participant to receive dividends declared on shares subject to an unvested award of restricted stock, then such dividends shall be paid to the participant as of the applicable dividend payment dates or such other dates as determined by the Compensation Committee and set forth in the applicable award agreement; provided however, that in the case of an award of restricted stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. The Compensation Committee has the discretion to determine other terms and conditions of a restricted stock Award.
Restricted Stock Units. An RSU is a right to receive cash, shares of our common stock or other consideration as determined by the Compensation Committee, subject to certain vesting conditions and other restrictions, equal to the fair market value of one share of our common stock on the date of vesting. RSUs may be subject to certain restrictions, including, without limitation, a risk of forfeiture, as determined by the Compensation Committee. The Compensation Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of our common stock) of dividends paid on the underlying shares of our common stock. The terms of any dividend equivalents will be as set forth in the applicable award agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or share equivalents. The Compensation Committee has the discretion to determine other terms and conditions of an RSU Award.
Performance Shares; Performance Units; Cash-Based Awards. Performance shares, performance units and cash-based awards granted to a participant under the A&R Plan will be amounts credited to a bookkeeping account established for the participant. The value of a performance share is based on the value of our common shares. A performance unit is a fixed or variable dollar denominated unit with a value determined by the Compensation Committee and stated in the award agreement. A cash-based award has a value that is established by the Compensation Committee at the time of its grant. The number of performance shares, performance units and cash-based awards granted to a participant will be determined by the Compensation Committee, subject to the terms of the A&R Plan. Whether a performance share, performance unit or cash-based award actually will result in a payment to a participant will depend upon the extent to which performance goals or other conditions established by the Compensation Committee are satisfied. After a performance share, performance unit or cash-based award has vested, the participant will be entitled to receive a payout of cash, common shares or a combination thereof, as determined by the Compensation Committee. A participant’s award agreement will describe the effect of a termination of employment or service on the participant’s performance shares, performance units or cash-based award.
Other Stock-Based Awards. Other stock-based awards are Awards payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock. Other stock-based awards may be granted alone or in addition to other Awards under the A&R Plan. The Compensation Committee has the discretion to determine other terms and conditions of other stock-based award.
Changes in Capital
In the event of a change in the Company’s capital structure, such as a share dividend, share split or recapitalization, or a corporate transaction, such as a merger, consolidation, reorganization or spin-off, the Compensation Committee or Board will make substitutions or adjustments that it deems appropriate and equitable to: (i) the aggregate number of shares of common stock reserved for issuance and delivery under the A&R Plan; (ii) the number of shares of common stock subject to outstanding awards; (iii) the option exercise price, grant price or other price of securities subject to outstanding options, SARs and, to the extent applicable, other awards;

(iv) the limits on the number of shares of common stock that may be subject to awards granted to a single participant under the A&R Plan; and (v) other value determinations applicable to outstanding awards. In the case of a corporate transaction, these adjustments may include, for example: (a) cancellation of outstanding awards in exchange for payments of cash and/or property; (b) substitution of other property (for example, stock of another company) for shares of common stock subject to outstanding awards; and (c) in connection with a transaction in which a subsidiary of the Company is sold or otherwise ceases to be owned by the Company, arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities, by the affected subsidiary or by the entity that controls that subsidiary (as well as any corresponding adjustments to awards that remain based upon our securities). The Compensation Committee will also make appropriate adjustments and modifications in the terms of any outstanding awards to reflect, or related to, any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of performance periods.
Clawback
All Awards granted under the A&R Plan are subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions.
Amendment and Termination
Our Board may at any time amend, suspend or terminate the A&R Plan, and the Board or Compensation Committee may at any time amend, suspend or terminate any outstanding award agreement. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or applicable exchange listing standards. Neither the Board nor the Compensation Committee will have the authority, without the approval of the Company’s shareholder, to amend any outstanding option or SAR to reduce its exercise price per share or to take any action that would be considered a “repricing” of an option or SAR under the applicable exchange listing standards. The A&R Plan will remain in effect for a period of ten years (unless earlier terminated in accordance with its terms).
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the A&R Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options
If an optionee is granted an NSO under the A&R Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options
A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards
The current federal income tax consequences of other awards authorized under the A&R Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs; dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the A&R Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the A&R Plan and awards granted under the A&R Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the A&R Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND

FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
New Plan Benefits
No awards have been granted or promised under the A&R Plan. Awards are subject to the discretion of the Compensation Committee and no determination has been made as to the awards that will be granted in the future to specific individuals pursuant to the A&R Plan. It presently is not possible to determine the benefits or amounts that will be received by or allocated to participants under the A&R Plan or would have been received by or allocated to participants for the last completed fiscal year if the A&R Plan then had been in effect because awards under the A&R Plan will be made at the discretion of the Compensation Committee. Therefore, a New Plan Benefits table is not provided.
Equity Compensation Plan Information
The following table provides certain information with respect to the Company’s equity compensation plans as of December 31, 2024.

	As of December 31, 2024
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights(1)(2) ($)	Number of securities remaining available for future issuance under equity compensation plans(3)(4) (#)
Equity compensation plans approved by security holders	3,095,299	$9.81	7,061,752
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,095,299	$9.81	7,061,752
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)The weighted-average remaining contractual term of the Company’s outstanding stock options as of December 31, 2024 was 1.8 years.
(3)Represents 3,008,635 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan, the Americold Realty Trust 2008 Equity Incentive Plan and the 2017 Plan, of which 67,998 shares were subject to outstanding stock options, 1,354,211 shares were subject to outstanding RSU awards and 1,586,426 shares were subject to outstanding OP Unit awards. Additionally, this includes 86,664 shares for issuance under the Americold Realty Trust 2020 Employee Stock Purchase Plan.
(4)Represents 2,613,746 shares remaining available for future issuance under the 2017 Plan and 4,448,006 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan.
Vote Required for Approval
Approval of this proposal will require the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the vote.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the proposal to amend and restate the Company’s 2017 Equity Incentive Plan

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2025 regarding the beneficial ownership of our common stock by each person known by us to beneficially own 5% or more of our outstanding common shares, each of our Directors and NEOs, and all of our Directors and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% stockholders:
The Vanguard Group(1)	37,441,599	13.2%
Cohen & Steers Capital Management(2)	28,837,300	10.1%
Norges Bank(3)	22,367,929	7.9%
APG Asset Management US(4)	16,394,705	5.8%
BlackRock Fund Advisors(5)	15,012,040	5.4%
Principal Global Investors(6)	14,782,004	5.2%
Named executive officers and Directors:
George F. Chappelle Jr.(7)	193,289	*
Jay Wells (7)	5,581	*
Marc J. Smernoff (7)	68,529	*
Robert S. Chambers(7)	74,329	*
M. Bryan Verbarendse (7)	20,284	*
Richard C. Winnall(8)	38,991	*
George J. Alburger, Jr.(9)	88,730	*
Kelly H. Barrett(10)	35,883	*
Robert L. Bass(11)	20,027	*
Antonio F. Fernandez(12)	26,883	*
Pamela K. Kohn(13)	20,027	*
David J. Neithercut(14)	26,883	*
Mark R. Patterson(15)	53,155	*
Andrew P. Power(16)	41,840	*
All current executive officers and Directors as a group (19 persons)	645,902	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.

(1) Based solely on information contained in a form 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to those funds. Vanguard has sole voting power with respect to no shares and shared voting power with respect to 319,278 shares. Vanguard has sole dispositive power with respect to 37,726,795 shares and shared dispositive power with respect to 604,623 shares. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(2) Based solely on information contained in a Form 13G/A filed by Cohen & Steers, Inc. (“Cohen & Steers”) with the SEC on February 13, 2025. Cohen & Steers has sole voting power with respect to 21,289,546 shares and shared voting power with respect to no shares. Cohen & Steers has sole dispositive power with respect to 29,410,338 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act (the “Act”)(“C&S Capital Management’), which has sole voting power with respect to 21,220,440 shares and shared voting power with respect to no shares. C&S Capital Management has sole dispositive power with respect to 29,257,644 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers UK Ltd, an investment advisor registered under Section 203 of the Act, which has sole voting power with respect to 35,327 shares, shared voting power with respect to no shares, sole dispositive power with respect to 118,915 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Asia Ltd, an investment advisor registered under Section 203 of the Act, with sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Ireland Limited, which has sole voting power with respect to 33,779 shares, shared voting power with respect to no shares, sole dispositive power with respect to 33,779 shares and shared dispositive power with respect to no shares. The address of Cohen & Steers is 1166 Avenue of the Americas, 30th Floor, New York, NY 10036.

(3) Based solely on information contained in a Form 13G by Norges Bank with the SEC on February 13, 2024. Norges Bank holds 22,367,930 shares invested on behalf of the Government of Norway. Norges Bank has sole voting power with respect to 22,367,929 shares, sole dispositive power with respect 22,367,929 shares and shared dispositive power with respect to 1 share. The address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, NO 0107, Oslo, Norway.

(4) Based solely on information contained in a Form 13G/A filed by APG Asset Management US Inc (“APG US”) on February 7, 2024. APG US has sole voting power with respect to no shares and shared voting power with respect to 17,081,401 shares. APG US has sole dispositive power with respect to no shares and shared dispositive power with respect to 17,081,401shares. APG Asset Management, N.V. (“APG NL”) is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the shares beneficially owned. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such shares to APG Asset Management US, Inc., which is its wholly-owned subsidiary. Stichting Pensioenfunds ABP is the majority owner of APG Groep. By virtue of this relationship each of the Reporting Persons may be deemed to share beneficial ownership of the shares and may be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). However, each Reporting Person disclaims membership in any such group and, further, disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. The address of APG US is 666 Third Avenue, 2nd Floor, New York, NY 10017

(5) Based solely on information contained in a Form 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 29, 2024. Blackrock is the parent of various subsidiaries that hold, in the aggregate, 18,784,934 shares. Of the shares held by Blackrock, it has sole voting power with respect to 17,791,837 shares and sole dispositive power with respect to 18,794,934 shares. The address of Blackrock is 50 Hudson Yards, New York, NY 10001.

(6) Based solely on information contained in a Form 13G filed by Principal Real Estate Investors, LLC (“Principal”) with the SEC on September 30, 2024. Principal has sole voting power with respect to no shares and shared voting power with respect to 14,506,247 shares. Principal has sole dispositive power with respect to no shares and shared dispositive power with respect to 14,506,247 shares. The address of Principal is 801 Grand Avenue, Des Moines, Iowa 50392.

(7) Consists of vested OP Units convertible into common stock.
(8) Consists of shares of common stock owned.
(9) Consists of 14,957 shares of common stock owned, 46,890 deferred RSUs, 19,966 vested OP Units convertible into common stock and 6,917 OP Units vesting within 60 days.
(10) Consists of 25,975 shares of common stock owned, 2,991 vested OP Units convertible into common stock and 6,917 RSUs convertible into common stock vesting within 60 days.
(11) Consists of 13,110 vested OP Units convertible into common shares and 6,917 OP Units vesting within 60 days.

(12) Consists of 2,991 shares of common stock, 16,975 vested OP Units convertible into common stock and 6,917 OP Units vesting within 60 days.
(13) Consists of 6,018 shares of common stock owned, 7,092 vested OP Units convertible into common stock and 6,917 RSUs convertible into common stock vesting within 60 days.
(14) Consists of 19,966 vested OP Units convertible into common stock and 6,917 OP Units vesting within 60 days.
(15) Consists of 14,957 shares of common stock owned, 29,305 vested OP Units convertible into common stock and 8,893 OP Units vesting within 60 days.
(16) Consists of 14,957 shares of common stock, 19,966 vested OP Units convertible into common stock and 6,917 OP Units vesting within 60 days.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2024
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights(1)(2) ($)	Number of securities remaining available for future issuance under equity compensation plans(3)(4) (#)
Equity compensation plans approved by security holders	3,095,299	$9.81	7,061,752
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,095,299	$9.81	7,061,752
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)The weighted-average remaining contractual term of the Company’s outstanding stock options as of December 31, 2024 was 1.8 years.
(3)Represents 3,008,635 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”), of which 67,998 shares were subject to outstanding stock options, 1,354,211 shares were subject to outstanding RSU awards and 1,586,426 shares were subject to outstanding OP Unit awards. Additionally, this includes 86,664 shares for issuance under the Americold Realty Trust 2020 Employee Stock Purchase Plan.
(4)Represents 2,613,746 shares remaining available for future issuance under the 2017 Plan and 4,448,006 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan.
For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for fiscal year 2024, providing an overview of our executive compensation philosophy, processes, practices, pay components and pay decisions for our Named Executive Officers (“NEOs”). It provides details on how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at executive pay decisions and the key factors considered in making those decisions.
The following table identifies our NEOs and their positions for 2024:

2024 NEO	Role
George F. Chappelle Jr.	Chief Executive Officer
Jay Wells (1)	Executive Vice President and Chief Financial Officer
Robert S. Chambers	President, Americas
M. Bryan Verbarendse	Executive Vice President and Chief Operating Officer, Americas
Richard C. Winnall	President, International
Marc J. Smernoff (2)	Former Executive Vice President and Chief Financial Officer
(1)Mr. Wells’ employment with the Company began in January 2024.
(2)Mr. Smernoff’s service was involuntarily terminated by the Company without Cause per the terms of his agreement in January 2024.
Business Performance
We made significant progress on several productivity, efficiency, and commercialization initiatives in 2024 that enabled us to deliver strong financial results, growing AFFO by 20%, while growing Same Store Warehouse NOI by 11%, our second year in a row of double-digit growth. Same Store Warehouse Services NOI grew $125 million in 2024 and is a testament to our company-wide commitment to a well-trained, productive, and engaged workforce dedicated to customer service excellence provided consistently and reliably at every node of the supply chain. Nowhere is this more important than in the fast-turning, operationally complex retail sector, where our years of experience and advanced operating system has positioned Americold as a leader in the industry.
We also accomplished several goals in support of our development strategy of deploying capital for existing low risk facility expansions, new customer dedicated facilities, and in support of our two strategic partners, DP World, one of the largest port operators in the world, and Canadian Pacific Kansas City (“CPKC”) railroad, the only North American railroad with contiguous operations in the United States, Canada, and Mexico.
Our $85 million Allentown, Pennsylvania expansion project is on time and on budget, with completion targeted for the second quarter of 2025. In November 2024, we announced a $148 million automated expansion in the Dallas-Fort Worth market. This build will further our automation strategy in a very desirable and fast-growing market, with the scale to consolidate large customers who are currently navigating inventory fragmentation inefficiencies. In May 2024, we announced our $30 million Sydney, Australia expansion, which supports the growth of a large customer already on site.

Our two state of the art retail customer-dedicated developments in Lancaster, Pennsylvania, and Plainville, Connecticut made great progress ramping up with both projects planned to be stabilized by the end of 2025. These are the most innovative automated buildings in the retail business segment and support daily store level delivery of temperature controlled food products, the most complex and intense area of the temperature controlled supply chain.
In February 2024 we announced our inaugural build of a facility on the CPKC railroad in Kansas City. This facility will support more efficient and environmentally sustainable storage and transportation of temperature controlled food across North America.
Our inaugural build in support of our DP World partnership in the port of Jebel Ali remains on track to open and begin to ramp up this year. This will be the first temperature controlled facility in the port and facilitates more efficient and affordable options for importing food products into the region.
In total, our projects represent over $500 million of investment and our total development pipeline remains above $1 billion with unique opportunities leveraging the combined market expertise of our strategic partners, DP World and CPKC, low risk expansions to existing facilities, and customer dedicated builds that create long term relationships.
Despite macro-economic challenges that persisted the entire year, we were able to leverage our operational expertise, commercial excellence, and capital deployment strategy to grow AFFO per share by 16% in 2024 and set up future growth for years to come.
* See Appendix A to this Proxy Statement for additional information about AFFO, Core EBITDA and Segment NOI, including a reconciliation to our GAAP financial statements.
Leadership Transition
In January 2024, Mr. Smernoff, who had served as our Executive Vice President and Chief Financial Officer, was involuntarily terminated by the Company without Cause. For details on the terms of Mr. Smernoff’s severance agreement, please see “Potential Payments upon Termination or Change in Control” on page 65.
Executive Compensation Philosophy and Practices
The foundational aim of our executive compensation philosophy is to attract, retain and motivate the top talent required to drive our Company forward and achieve our business objectives while ensuring the interests of our executive team and stockholders are strongly aligned. We strive to provide a total compensation package for our executive officers that is reasonable, competitive to market, and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.
We implement our philosophy in many ways including:
•Annually reviewing our executive compensation practices against our peer group and market data;
•Administering annual performance assessments for our CEO and our other executives that focus on individual performance against strategic goals and leadership impact;
•Ensuring a significant portion of our NEOs’ compensation is variable pay;

•Providing annual cash incentives tied to annual Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;
•Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total stockholder return performance for performance-based awards;
•Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our stockholders;
•Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and
•Focusing on a competitive range around market rates and assessing the mix of pay components to ensure that it supports a pay-for-performance culture.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of: 1) a base salary, 2) annual cash bonuses, and 3) long-term equity incentives (“LTIP”) that encourages decision-making that is aligned with the long-term interests of our stockholders. This is accomplished by tying a significant portion of our annual cash bonuses to both overall Company financial results and individual performance objectives that align with the Company’s core business strategy, and awarding a portion of our LTIP in performance-based awards which vest after a 3-year performance period.
The chart below sets forth the allocation of the major elements of compensation in 2024 for our Chief Executive Officer and all other NEOs (excluding Mr. Smernoff, whose service was terminated by the Company without cause, in accordance with his severance agreement, in January 2024):
CEO(1)             Average Pay of Other NEOs(2)

(1)CEO Base Salary paid (9.5%); Actual 2024 Bonus (16.6%), performance-based equity (23.9%), time-based equity (50.0%)
(2)Average NEO Base Salary paid (20.3%); Variable AIP (18.2%), performance-based equity (22.7%) and time-based equity (38.8%)
The percentages represent the 2024 actual base salaries paid, 2024 actual annual incentive bonuses and the aggregate grant date fair values of long-term incentive awards granted in 2024.
Compensation Best Practices
The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs. Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. With the exception of base salary and time-based Restricted Stock Units (RSUs) or Operating Partnership Units (OPUs), all compensation is performance-based. NEOs are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our stock price.

What We Do

✓	Strong emphasis on performance-based compensation with a significant portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and multi-year Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of annual cash and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 175% payout maximum	✓	Require Compensation Committee approval of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Condition severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers

What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage excessive risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments
x	Provide tax gross-ups on severance, change-in-control or other termination payments
Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation, including cash and equity-based incentives, that is competitive, yet aligns with the interests of our stockholders. Pay-for-performance continues to be a priority, both through Company financial and market performance, as well as long-term growth and strategic objective attainment. The Compensation Committee reviews the achievement of the CEO and other NEO’s strategic objectives on an annual basis, and approves the objectives used for the individual component of our Annual Incentive Plan (“AIP”).
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which include:
•Determining annual and long-term performance goals;
•Setting target compensation;
•Designing incentive compensation programs;
•Determining payouts against performance;
•Reviewing and approving on-going compensation and benefits components; and
•Evaluating and approving equity awards.

The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2024, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee. The Compensation Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work done by Meridian raised any conflict of interest. Meridian provides no services to the Company other than the compensation services described herein.
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, annual cash incentives and long-term incentives, and how these compare to (1) our custom peer group of similarly situated companies, and (2) relevant external market data from compensation surveys that target REIT, logistics and transportation industries. Meridian also reviews and provides market data on director compensation, informs the Committee of governance and regulatory trends and developments, conducts risk assessments and provides general advice and support to the Compensation Committee.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and works with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our stockholders.
Say-on Pay Vote and Compensation Actions Taken, Say-on-Frequency Vote
Say-on-Pay
At last year’s annual meeting, over 89% of the votes cast were cast to approve NEO compensation. As a result of this approval, the Compensation Committee believes that stockholders broadly support our compensation policies, and the Compensation Committee continued to apply the same overall principles to determine the amounts and types of executive compensation for 2024.
The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating our NEO compensation program. The Compensation Committee invites our stockholders to communicate any concerns or opinions on executive pay directly to our Board. Please refer to “Corporate Governance - Communications by Stockholders and Other Interested Parties” for information about communicating to our Board.

Say-on-Frequency
We held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2022 annual meeting of stockholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” votes every year. The Board considered the outcome of this advisory vote and determined that future “say-on-pay” votes will be conducted every year. The Board will re-evaluate this determination after the next stockholder advisory “say-on-frequency” vote, which vote will occur at the Company’s 2028 annual meeting unless presented earlier.
Components of Compensation
The following is a description of our key pay components which include base salary, annual cash incentive compensation, and long-term equity compensation for our NEOs for 2024.

Pay Component	Type	Purpose
Base Salary	Cash	Attract and retain top talent.

Takes into account the executive’s experience, current performance, role within the organization and market data for similarly situated executives in our peer group/market data.

Annual Cash Incentive	Cash
Motivate and drive contribution to long-term success of business strategy and objectives.

Earned based on attainment of 1) total Core EBITDA (and for certain roles, Americas or International EBITDA) results, which makes up 75% of total incentive; and 2) individual strategic objectives, which makes up 25% of total incentive.

Long-Term Incentive	Equity
Retain talent to deliver long-term sustainable performance and align executive rewards with long-term shareholder return.

Offers a mix of performance-based (60% of value) and time-based (40% of value) awards. Performance-based awards have a 3-year performance period with actual vesting of 0% up to 200% based on relative TSR performance that must be attained. Time-based awards vest annually over a 3-year period.

Base Salary
The annual base salary component provides each executive with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market compensation data, as well as the NEO’s individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other executives and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee may adjust base salaries during the course of the year outside of the annual review process on a case-by-case basis. Base salary levels also affect annual cash incentive compensation since each NEO’s target bonus opportunity is expressed as a percentage of base salary.
For fiscal year 2024, with the appointment of Mr. Chambers and Mr. Winnall to President, Americas and President, International, respectively, the Compensation Committee approved a base salary increase for Mr. Chambers from $500,000 to $550,000, or a 10% increase and Mr. Winnall (converted to USD) from $332,856 to $379,518, or a 14% increase. No other base salary adjustments were made for our NEOs. The following table reflects base salaries (in USD) before and after the respective increases:

NEO	Base Salary Beginning of 2024	Base Salary End of 2024	Percentage Change
George F. Chappelle Jr.	$1,000,000	$1,000,000	—%
Jay Wells (1)	$575,000	$575,000	—%
Robert S. Chambers	$500,000	$550,000	10.0%
M. Bryan Verbarendse	$450,000	$450,000	—%
Richard C. Winnall (2)	$332,770	$379,420	14.0%
Marc J. Smernoff (3)	$525,000	$—	N/A
(1)Reflects Mr. Wells’ base salary at his time of hire.
(2)Converts Mr. Winnall’s beginning base salary of AUD$ 535,000 and ending base salary of AUD$ 610,000 to USD using an exchange rate of .622.
(3)Reflects Mr. Smernoff’s base salary at the time of his departure.
Annual Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Annual Incentive Plan (AIP), which has a Core EBITDA (in addition to a regional component of Americas or International EBITDA, where applicable) performance measurement and individual objectives measurement that are established at the beginning of the year. All of our NEOs are tied to overall Company Core EBITDA for our financial performance metric with the exception of Messrs. Chambers and Verbarendse, who both have a portion tied to Americas EBITDA performance, and Mr. Winnall, who has a portion tied to International (which consists of Asia/Pacific and Europe) EBITDA performance.
Each executive’s annual cash incentive award was determined based upon the achievement of a threshold level of Core EBITDA (in addition to Americas or International EBITDA, where applicable) and such executive’s overall performance against defined individual strategic objectives.
The key design elements of the 2024 AIP program were as follows:

Component	2024 Design	Rationale
Performance Metric (1)	75% Core EBITDA 25% Individual Objectives
Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA (and where applicable, a portion tied to Americas or International results).

Individual objectives provide for focus on key strategic goals and objectives that support the overall business strategy.

Performance and Payout Range	Performance Range: Threshold: 85% of target Maximum: 115% of target Payout Range: Threshold: 50% of target Maximum: Up to 175% of target	Important to provide downside protection to mitigate against incentivizing risky behavior with an “all or nothing” approach to performance achievement, and to provide upside opportunity to recognize over-achievement towards aggressive stretch goals.
Funding Mechanism	Financials funded by Core EBITDA; individual objectives will be funded separately	Maintains Core EBITDA as funding mechanism for our financial results, but allows for individual objectives to be funded separately.

(1)Messrs. Chambers and Verbarendse’s Core EBITDA weightings were 40% tied to overall Company and 35% tied to Americas results, and Mr. Winnall’s Core EBITDA weightings were 40% tied to overall Company and 35% tied to International results.
For fiscal year 2024, after considering market data, evaluation the scope and the complexity of the role, the Compensation Committee approved a target bonus percentage change for Mr. Winnall from 60% to 75%. No other target bonus adjustments were made for our NEOs.
The threshold, target and maximum AIP dollars for each of our NEOs in effect as of December 31, 2024 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
George F. Chappelle Jr.	160%	$800,000	$1,600,000	$2,800,000
Jay Wells (1)	90%	$247,970	$495,940	$867,895
Robert S. Chambers	90%	$247,500	$495,000	$866,250
M. Bryan Verbarendse	75%	$168,750	$337,500	$590,625
Richard C. Winnall (2)	75%	$142,283	$284,565	$497,989
Marc J. Smernoff (3)	90%	$7,767	$15,534	$27,185
(1)Mr. Wells’ target bonus amount in dollars was prorated base salary based on hire date.
(1)Converts Mr. Winnall’s target bonus (AUD$ 457,500) to USD using an exchange rate of .622.
(2)Mr. Smernoff’s target bonus amount in dollars was his prorated base salary based on departure date.
The Compensation Committee reviews and approves the Company’s financial performance measurements and sets a threshold, target and maximum level of achievement that must be met in order for the AIP to pay out. At below threshold achievement, no payout would be earned. At threshold achievement, our NEOs can earn 50% of their target, while the maximum payout opportunity is 175% of their target. For any financial performance at or above the threshold level, payouts would be calculated by linear interpolation based on performance levels up to the maximum amount.
For 2024, the Core EBITDA, Americas EBITDA and International EBITDA threshold, target and maximum amounts under our AIP were as follows:

Financial Measurement ($ in millions and rounded to nearest tenth)	Threshold (85% of Target)	Target	Maximum (115% of Target)
Core EBITDA (1)	$531.3	$625.1	$718.9
Americas EBITDA (2)	$441.1	$518.9	$596.7
International EBITDA (3)	$84.2	$99.1	$114.0
(1)Core EBITDA is a non-GAAP financial measure. See Appendix A for a description of the calculation of this measure and our reconciliation of Net loss to Core EBITDA.
(2)Americas EBITDA is derived from taking the revenue less all associated and applicable expenses for Canada, United States and Argentina.
(3)International EBITDA is derived from taking the revenue less all associated and applicable expenses for Europe, Australia and New Zealand.

In 2024, Core EBITDA was $634.1 million, however, for purposes of AIP, the Compensation Committee approved an adjustment to Core EBITDA to account for foreign currency fluctuations (+$3.0M) which derived an adjusted Core EBITDA of $637.2 million and achievement of 101.9% of target. This resulted in a payout of 109.7% of the target bonus percentage for the portion tied to Core EBITDA.
Americas EBITDA was $525.4 million and achievement of 101.3% of target. This resulted in a payout of 106.3% of the target bonus percentage for Messrs. Chambers and Verbarendse for the portion of their bonus tied to Americas EBITDA (35%).
International EBITDA was $94.3 million and achievement of 95.2% of target. This resulted in a payout of 84.0% of the target bonus percentage for Mr. Winnall for the portion of his bonus tied to International EBITDA (35%).
The funding of the AIP financial performance component for our executives is based on the overall Company Core EBITDA results. The individual objectives component, which makes up 25% of the overall bonus opportunity, is funded separately and all NEOs are measured on a total of three strategic objectives that get included in the AIP calculation. Each objective is weighted equally (33.3% each), measured independently from one another and binary in nature (measured on a yes or no basis for achievement). When the overall Company Core EBITDA is at target or better, the actual over achievement percentage acts as a multiplier for the individual objectives achieved for our NEOs.
The CEO made recommendations to the Compensation Committee for each NEO’s (except his own) achievement against their individual objectives for the year. Additionally, the Compensation Committee reviewed the CEO’s individual objectives for the year to determine achievement of each objective.
Below are the actual payout details for each of our NEOs for 2024:

NEO	Target AIP ($)	Percent of Target Achievement for Core EBITDA (1)	Percent of Target Achievement for Regional EBITDA (1)	Actual Payout for Core EBITDA	Actual Payout for Individual Objectives (3)	Total AIP Payout ($)	Total AIP Payout (as % of target)
George F. Chappelle Jr.	$1,600,000	109.7%	N/A	$1,315,800	$438,600	$1,754,400	109.7%
Jay Wells	$495,940	109.7%	N/A	$407,849	$135,950	$543,799	109.7%
Robert S. Chambers (2)	$495,000	109.7%	106.3%	$401,341	$135,692	$537,033	108.5%
M. Bryan Verbarendse (2)	$337,500	109.7%	106.3%	$273,642	$92,517	$366,159	108.5%
Richard C. Winnall (3)	$284,565	109.7%	84.0%	$208,423	$52,004	$260,427	91.5%
Marc J. Smernoff	$15,534	109.7%	N/A	$12,775	$—	$12,775	82.2%

(1)Percentages shown are rounded to nearest tenth.
(2)Messrs. Chambers and Verbarendse’s weightings were 40% tied to Company Core EBITDA and 35% tied to Americas EBITDA results.
(3)Mr. Winnall’s weightings were 40% tied to Company Core EBITDA and 35% tied to International EBITDA results.
(4)Individual objectives were lifted by overall Company Core EBITDA achievement results of 109.7% for the met objectives for all NEOs.
Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards in 2024 under the 2017 Plan, which we refer to as our Long-Term Incentive Plan or LTIP. Our LTIP philosophy provides for a target value of equity that varies by role and takes into consideration market data, complexity of role and overall strategic fit. Our Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent. The Committee also believes these long-term awards continue to align with stockholder interests, with a majority percentage of the award value that is ultimately realized tied to the long-term performance of the Company.
In 2024, the Compensation Committee approved an annual award of both time-based and performance-based equity to our NEOs under the Plan. Our NEOs, other than Mr. Winnall, had the option to elect Restricted Stock Units (“RSUs”) or Operating Partnership Units (“OPUs”) for both their time-based and performance-based awards. Because he is non-U.S., Mr. Winnall’s only option was Restricted Stock Units for both types of awards.
OPUs represent a fractional undivided share of an ownership interest in our operating partnership. Subject to the terms of our operating partnership’s amended and restated limited partnership agreement and any additional restrictions included in the applicable award, holders of OPUs will be entitled to distributions, if any, made by our operating partnership with respect to the OPUs. Subject to certain conditions, once vested OPUs may be converted into common units of the operating partnership (“Common Units”). Holders of OPUs have similar voting rights as holders of Common Units, with the OPUs voting as a single class with the Common Units and having one vote per OPU. Each Common Unit acquired upon conversion of a vested OPU may be presented, at the election of the holder, for redemption for cash equal to the then fair market value of a common share of the Company, except that the Company may, at its election, acquire each Common Unit so presented for one common share.
As part of our extensive compensation review of our peer group and market data for each NEO, and to recognize his appointment to President, International, the Compensation Committee approved an updated target equity value for Mr. Winnall, from $600,000 to $750,000. No other NEOs had a change to their target equity value for the year.

NEO	Target Equity Value 2023	Target Equity Value 2024	Percentage Change
George F. Chappelle Jr.	$4,400,000	$4,400,000	—%
Jay Wells (1)	N/A	$1,100,000	N/A
Robert S. Chambers	$1,100,000	$1,100,000	—%
M. Bryan Verbarendse (2)	N/A	$750,000	N/A
Richard C. Winnall	$600,000	$750,000	25.0%
Marc J. Smernoff (3)	$1,100,000	N/A	N/A

(1)Mr. Wells’ employment with the Company began on January 15, 2024.
(2)Mr. Verbarendse was not a NEO in 2023.
(3)Mr. Smernoff’s employment with the Company ended on January 12, 2024, when he was involuntarily terminated without Cause by the Company.
Time-Based RSU or OPU Awards
For 2024, time-based RSU or OPU awards comprised 40% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
Performance-Based RSU or OPU Awards
For 2024, performance-based RSUs or performance-based OPUs comprised 60% of the total LTIP value granted to our executive officers.
Vesting of these awards will be determined based upon a comparison of the Company’s total shareholder return (“TSR”) on a relative basis to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2024 – December 31, 2026). The awards will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal. If the Company’s TSR is negative, in no event may the number of performance-based RSUs or performance-based OPUs that vest exceed the target number of shares awarded.
These awards allow for performance level thresholds based on performance achievement as set forth below. The performance and payout results will be determined by using a linear interpolation between the performance levels.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	50th percentile	100% of Target Award
Threshold Level	25th percentile	50% of Target Award
Below Threshold Level	Below 25th percentile	0% of Target Award
Below are the annual equity awards granted on March 8, 2024 to our NEOs:

NEO	Grant Date	Total Shares Awarded	Time-Based OPU or RSU	Performance-based OPU or RSU	Performance Period
George F. Chappelle Jr.	March 8, 2024	167,428	66,971	100,457	Jan 1, 2024 - Dec 31, 2026
Jay Wells	March 8, 2024	41,857	16,743	25,114	Jan 1, 2024 - Dec 31, 2026
Robert S. Chambers	March 8, 2024	41,857	16,743	25,114	Jan 1, 2024 - Dec 31, 2026
M. Bryan Verbarendse	March 8, 2024	28,539	11,416	17,123	Jan 1, 2024 - Dec 31, 2026
Richard C. Winnall	March 8, 2024	28,539	11,416	17,123	Jan 1, 2024 - Dec 31, 2026
Marc J. Smernoff	N/A

2024 Off-Cycle Equity Award
Under the leadership of our current CEO and his team, the Company has achieved significant momentum in its development activities, operating efficiency, and financial performance over the last couple of years. The current leadership team has improved productivity, delivered results through operational excellence, streamlined processes, upgraded technology, entered into unique strategic partnerships, and improved marketing and sales effectiveness, all of which are intended to drive value creation going forward. As a result, the Board of Directors is aware that Americold’s leadership team is highly regarded in the cold storage industry for its strong operating expertise.

The Board is also aware that recent entrants to the cold-storage market have created a competitive market for talent. A combination of private equity sponsored firms, other private companies, as well as newly public competitors are seeking to build out their own leadership teams with experienced executives.

During early 2024, the Board became of aware of several overtures to solicit key members of our leadership team. Given the current stage of Americold’s growth strategy, losing leadership would be substantially detrimental to the Company and its ability to create value for stockholders. The Board considered risks of potentially suffering losses to the management team. These risks included disruption to operations, loss of critical knowledge and expertise, negative impacts to shareholder confidence, negative impacts to employee morale, delays in strategic decision-making, loss of customers, as well as the expense and disruption of recruiting suitable new executives.

Considering these circumstances, in July of 2024, the Compensation Committee determined that it was in the best interests of the Company and its stockholders to take an extraordinary action to retain various members of the senior leadership team, including our CEO and other NEOs, by providing an off-cycle equity grant. All awards were granted with a three-year ratable vesting period to address the concerns identified above and reinforce retention and motivation.

The Compensation Committee and the Board believe that it is important to minimize external distractions as the leadership team builds additional momentum for Americold in the market. These actions will benefit the continued stability and performance of our Company and are closely aligned with the long-term interests of our stockholders.

Below are the number of shares awarded on July 1, 2024 to our NEOs:

NEO	Grant Date	Time-Based OPU or RSU
George F. Chappelle Jr.	July 1, 2024	137,232
Jay Wells	July 1, 2024	17,154
Robert S. Chambers	July 1, 2024	34,308
M. Bryan Verbarendse	July 1, 2024	11,696
Richard C. Winnall	July 1, 2024	21,053
Marc J. Smernoff	N/A

Payout of 2022 Performance-Based Awards
On March 8, 2022 the Company granted target numbers of Performance RSUs and OPUs to eligible employees, which included Messrs. Chappelle, Chambers, Winnall and Smernoff. Pursuant to the Award Agreement, an eligible employee may earn between 0% and 200% based on the Company’s Total Shareholder Return (TSR) ranking relative to TSRs of the defined peer group over the three-year performance period beginning on January 1, 2022 and ending on December 31, 2024.
For this performance period, our ranking landed at the 28.5% percentile which yielded a 57% achievement of target awards for our aforementioned NEOs (see Outstanding Equity Awards at 2024 Fiscal Year-End) that vested on January 8, 2025.
Peer Group
During 2024, the Compensation Committee reviewed the peer group to determine appropriateness of the mix between REIT and operating companies. After extensive review and assessment, the Compensation Committee approved a group of peer companies to be used for future benchmarking purposes for target compensation opportunities of certain roles. The peer group consists of the following 19 companies which represent a blend of REIT and operating companies.

BJ’s Wholesale Club Holdings, Inc	Grocery Outlet Holding Corp.	SpartanNash Company
C.H. Robinson Worldwide Inc.	GXO Logistics, Inc.	Sprouts Farmers Market, Inc.
CubeSmart	Iron Mountain, Incorporated	STAG Industrial, Inc.
Conagra Brands, Inc.	Lamb Weston Holdings, Inc.	The GEO Group, Inc.
Extra Space Storage Inc.	PriceSmart, Inc.	United Natural Foods, Inc.
First Industrial Realty Trust, Inc.	Public Storage
Fresh DelMonte Produce Inc.	Ryder Systems, Inc.
Other Compensation Programs and Benefits
We provide the opportunity for our U.S.-based NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs, with the exception of Mr. Winnall, are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, they are eligible to receive company-paid executive physicals each year.
401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible U.S. associates. For our non-unionized associates, we currently match 50% of associate contributions up to 6% of the associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period. The 401(k) Plan does not discriminate in favor of our Highly Compensated Employees (“HCEs”) and is subject to annual compliance testing which imposes an annual contribution limit for our HCEs.

Mr. Winnall is eligible for company paid contributions, per Australia requirements, into his Superannuation scheme every year.
Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan, with a discretionary Company match, for all U.S. associates who meet the eligibility requirements, including all of our U.S.-based NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2024 Nonqualified Deferred Compensation” section.
Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2024 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with existing employment agreements and our Executive Severance Plan, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements and Executive Severance Plan. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 65.
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have a recoupment or “clawback” policy that complies with the applicable listing standards of the NYSE. In the event of a restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).
Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years after the adoption of the guidelines or such executive officers’ appointment as such, to hold common shares (which includes OP Units) with a value equal to a specified multiple of base salary.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary

Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Directors and associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices (focused primarily on executive compensation policies and practices) to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk-taking include:
•The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;
•Our annual incentive plan has both financial goals and individual objectives and a maximum payout that can be earned;
•Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all performance-based RSUs or OPUs have a maximum payout limit;
•Existence of a recoupment or “clawback” policy for cash incentives and equity awards;
•Stock ownership guidelines and holding requirements;
•Reasonable severance arrangements; and
•Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Section 162(m) of the Code historically limited the tax deductibility of annual compensation paid by a publicly held corporation to its “covered employees” as defined in Section 162(m), being its principal executive officer or any of its three other most highly compensated executive officers (other than its principal financial officer), to $1 million, unless the compensation qualified as performance-based compensation under Section 162(m). Under the Tax Cuts and Jobs Act of 2017, this “performance-based” exception was eliminated, and the definition of “covered employees” generally was expanded to cover all current executive officers, including the principal financial officer. These rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written, binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.
Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued final regulations stating that compensation that is paid by an operating partnership to executive officers and that is allocated to the REIT is subject to limitation under Section 162(m). Compensation allocated to our subsidiaries is not subject to limitation under section 162(m). To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.
We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Since Americold qualifies as a REIT under the Code and is generally not subject to federal income taxes, we believe the payment of compensation that may exceed the deduction limit under Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of stockholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Our taxable REIT subsidiaries may not be subject to the same limitations on deduction imposed by Section 162(m).
Equity Award Grant Practices
We do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we do not have a specific policy or practice on the timing of such awards in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant such awards in the future, the Board and the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Compensation Committee:
Antonio F. Fernandez - Chair
Kelly H. Barrett
Pamela K. Kohn
David J. Neithercut

2024 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
George F. Chappelle Jr.	2024	$1,000,000	$—	$7,807,497	$1,754,400		$418,681	$10,980,578
Chief Executive Officer	2023	1,000,000	—	4,967,302	1,992,289		150,071	8,109,662
	2022	1,000,000	—	3,452,311	2,800,000		437,235	7,689,546
Jay Wells	2024	530,769	—	1,511,874	543,799		383,309	2,969,751
Executive Vice President and Chief Financial Officer

Robert S. Chambers	2024	547,692	—	1,951,874	537,033		157,605	3,194,204
President, Americas	2023	479,808	—	1,241,842	519,383		116,547	2,357,580
	2022	425,000	—	727,303	557,813		102,482	1,812,598
M. Bryan Verbarendse	2024	450,000	250,000	1,030,830	366,159	1,138	168,799	2,266,926
Executive Vice President and Chief Operating Officer, Americas

Richard C. Winnall	2024	375,742		1,270,837	260,427		104,018	2,011,024
President, International	2023	364,442	—	677,363	278,287		88,504	1,408,596

Marc J. Smernoff (6)	2024	40,385	—	—	12,775		1,012,303	1,065,463
Executive Vice President and Chief Financial Officer	2023	525,000	—	1,241,842	539,318		126,322	2,432,482
	2022	525,000	—	1,066,730	826,875		110,859	2,529,464
(1)Represents actual base salary paid during the fiscal year. Mr. Winnall’s base pay was converted to USD using an exchange rate of .622.
(2)Amount represents a one-time sign-on bonus paid upon joining the Company in August 2023. Mr. Verbarendse’s sign-on bonus was paid in two installments: 1) $100,000 30-days after employment started, and 2) $150,000 in April 2024. The sign-on bonus was subject to a recoupment of the full amount if he voluntarily terminated his employment or was terminated for cause by the Company within one-year from his start date.
(3)    Amounts represent the aggregate grant date fair value of the time-based OPUs/RSUs, performance-based OPUs/RSUs (at target) made during each respective year, as computed in accordance with ASC 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Company’s Annual Report on Form 10-K. For 2024, the below represents the value of the awards if the lowest and highest level of performance were achieved:

NEO	RSU/OPU Value ($)	Performance RSU/OPU Value ($)
		Threshold	Target	Maximum
George F. Chappelle Jr.	$5,279,995	$1,263,749	$2,527,498	$5,054,996
Jay Wells	880,006	315,934	631,868	1,263,736
Robert S. Chambers	1,320,006	315,934	631,868	1,263,736
Michael B. Verbarendse	600,024	215,408	430,815	861,630
Richard C. Winnall	840,021	215,408	430,815	861,630
Marc J. Smernoff	N/A	N/A
(4)    Represents amounts earned by our NEOs under our AIP. See “Elements of Compensation – Annual Incentive Plan” for the threshold, target and maximum amounts potentially payable to the NEOs under the AIP.
(5)     Represents gains recognized in 2024 from participation in the Nonqualified Deferred Compensation plan.
(6)    Amounts in the “All Other Compensation” column include the following:

NEO	401(k) Match ($) (1)	Insurance ($) (2)	Distributions and Dividend Equivalent ($)(3)	Relocation and Moving Expenses (5)	Other Expenses ($)(6)	Total All Other Compensation ($)
George F. Chappelle Jr.	$10,350	$19,694	$386,287		$2,350	$418,681
Jay Wells	6,303	28,304	22,282	324,070	2,350	383,309
Robert S. Chambers	10,350	29,346	115,559		2,350	157,605
Michael B. Verbarendse	9,908	29,346	35,162	92,033	2,350	168,799
Richard C. Winnall	73,309	—	30,709		—	104,018
Marc J. Smernoff (6)	1,393	691	81,042		929,177	1,012,303
(1)    Reflects company funded match for U.S. participants and Superannuation Company paid contributions for Mr. Winnall’s Superannuation pension fund in Australia.
(2)    Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.
(3)    Distributions on OPUs and dividend equivalents on RSUs earned in fiscal year 2024 for any unvested time-based awards and vested, but not yet distributed, time-based and performance-based OPUs under the LTIP. Total includes dividend distributions/dividend equivalents earned for the fourth quarter of 2024, but not paid until the first quarter of 2025, as well as the distributions/dividend equivalents earned for the performance period ending December 31, 2024 but not paid until first quarter 2025.
(4)    Reimbursements for Messrs. Wells and Verbarendse’s actual expenses incurred for relocation to Atlanta, GA.
(5)    Reflects the cost of executive physical exam cost of 2,350 for each eligible NEO in 2024. For Mr. Smernoff, this amount also includes (i) his salary continuation severance payments of $920,769, and (ii) his PTO and Floating Holiday payout of $6,058, both in connection with his termination by the Company without Cause in January, 2024.
(6) Mr. Smernoff was involuntarily terminated without Cause by the Company on January 12, 2024.For details on the terms of Mr. Smernoff’s severance payout, please see “Potential Payments upon Termination or Change in Control” section.

GRANTS OF PLAN-BASED AWARDS IN 2024
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2024.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
George F. Chappelle Jr.		800,000	1,600,000	2,800,000	$—	$—	$—	$—	$—
	3/8/2024	—	—	—	50,229	100,457	200,914	—	2,527,498
	3/8/2024							66,971	1,759,998
	7/1/2024	—	—	—				137,232	3,520,001
Jay Wells		247,969	495,938	867,892	—	—	—	—	—
	3/8/2024	—	—	—	12,557	25,114	50,228	—	631,868
	3/8/2024	—	—	—	—	—	—	16,743	440,006
	7/1/2024							17,154	440,000
Robert S. Chambers		247,500	495,000	866,250	—	—	—	—	—
	3/8/2024	—	—	—	12,557	25,114	50,228	—	631,868
	3/8/2024	—	—	—	—	—	—	16,743	440,006
	7/1/2024							34,308	880,000
Michael B. Verbarendse		168,750	337,500	590,625	—	—	—	—	—
	3/8/2024	—	—	—	8,562	17,123	34,246	—	430,815
	3/8/2024	—	—	—	—	—	—	11,416	300,012
	7/1/2024							11,696	300,002
Richard C. Winnall		142,283	284,565	497,989	—	—	—	—	—
	3/8/2024	—	—	—	8,562	17,123	34,246	—	430,815
	3/8/2024	—	—	—	—	—	—	11,416	300,012
	7/1/2024							21,053	540,009
Marc J. Smernoff		7,767	15,534	27,185	—	—	—	—	—
(1)Represents potential amounts to be earned in 2024 by our NEOs under our AIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.
(2)Represents performance-based RSU/OPUs granted to the NEOs during 2024 under our the 2017 Equity Incentive Plan. The threshold, target and max amounts correspond to the number of RSU/OPUs that would be earned if the specified threshold, target and max levels were achieved.
(3)Represents grant date fair value of performance-based (at target) and time-based RSU/OPUs granted to each of our NEOs during 2024.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table provides information with respect to holdings of OPUs and RSUs by our NEOs as of December 31, 2024.

NEO	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
George F. Chappelle Jr.	3/8/2022 (2)	10,980	$234,972
	3/8/2022 (4)			98,816	$2,114,662
	3/8/2023 (5)	39,520	$845,728
	3/8/2023 (6)			88,919	$1,902,867
	3/8/2024 (8)	66,971	$1,433,179
	3/8/2024 (9)			100,457	$2,149,780
	7/1/2024 (10)	137,232	$2,936,765
Jay Wells	3/8/2024 (8)	16,743	$358,300
	3/8/2024 (9)			25,114	$537,440
	7/1/2024 (10)	17,154	$367,096
Robert S. Chambers	3/8/2022 (2)	2,313	$49,498
	3/8/2022 (4)			20,818	$445,505
	3/8/2023 (5)	9,880	$211,432
	3/8/2023 (6)			22,230	$475,722
	3/8/2024 (8)	16,743	$358,300
	3/8/2024 (9)			25,114	$537,440
	7/1/2024 (10)	34,308	$734,191
Michael B. Verbarendse	8/28/2023 (7)	5,674	$121,424
	3/8/2024 (8)	11,416	$244,302
	3/8/2024 (9)			17,123	$366,432
	7/1/2024 (10)	11,696	$250,294
Richard C. Winnall	3/8/2022 (2)	1,234	$26,408	—	—
	3/8/2022 (4)			3,701	$79,201
	3/8/2023 (5)	5,390	$115,346
	3/8/2023 (6)			12,125	$259,475
	3/8/2024 (8)	11,416	$244,302
	3/8/2024 (9)			17,123	$366,432
	7/1/2024 (10)	21,053	$450,534
Marc J. Smernoff	3/8/2022 (3)(4)			20,671	$442,359
	3/8/2023(6)			22,230	$475,722
(1)Based on the closing price of the Company’s common shares on December 31, 2024 of $21.40.
(2)Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest date is March 8, 2025.

(3)In conjunction with Mr. Smernoff’s involuntary termination without cause, the number of OPUs represents the prorated number of shares based on active days employed during the performance period.
(4)Performance-based RSU/OPUs at target that will vest on January 8, 2025 based on achievement of relative TSR goals for the performance period that began on January 1, 2022 and ended on December 31, 2024. TSR results yielded a 57% achievement of target shares and the following number of shares were actually earned for the following NEOs: Mr. Chappelle (56,325), Mr. Chambers (11,866) and Mr. Winnall (2,110) and Mr. Smernoff (11,782).
(5)Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2025 and March 8, 2026.
(6)Performance RSU/OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2023 and ends on December 31, 2025.
(7)Time-based OPUs that will vest ratably on each of the two anniversaries from the grant date. Remaining vest dates is August 28, 2025.
(8)Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2025, March 8, 2026 and March 8, 2027.
(9)Performance RSU/OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2024 and ends on December 31, 2026.
(10)Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are July 1, 2025, July 1, 2026 and July 1, 2027.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2024
The following table provides information with respect to stock awards that vested during 2024.

NEO	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
George F. Chappelle Jr.	30,739	$807,821
Jay Wells	—	—
Robert S. Chambers	18,389	522,011
Michael B. Verbarendse	17,019	497,465
Richard C. Winnall	6,564	179,391
Marc J. Smernoff	24,665	742,661
(1)Individual totals include multiple vesting during the year and represent the total number of OPUs and RSUs that vested in 2024 before the withholding of common shares to cover the applicable taxes and transactions costs.
(2)Reflects the total value of the OPUs and RSUs at vesting date calculated at the fair market value at the close of market multiplied by the total number of OPUs and RSUs that vested. The value realized on vesting of OPUs assumes those units were exchanged for Common Shares and sold on that date. Each NEO had multiple awards vest during 2024 and the closing prices on the respective vest dates ranged between $26.28 - $30.45.

FISCAL YEAR 2024 NONQUALIFIED DEFERRED COMPENSATION
Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer contribution to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferrals; any discretionary employer contributions vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.
The only NEO that participated in the plan during 2024 was Mr. Verbarendse. The following table provides information regarding the details of his participation in our Deferred Compensation Plan:

NEO	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Michael B. Verbarendse	$43,269	$—	$1,138	$—	$44,408
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate to the annual total compensation of Mr. Chappelle, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate and calculated in a manner consistent with the Pay Ratio Rules.
There have been no significant change to our employee population or compensation arrangements across our employee base in 2024 that would significantly change our pay ratio disclosure. We are using the same associate from 2023 and whose compensation is substantially similar to that of our identified 2022 median associate based on the methodology used to select the original median associate. The 2024 annual total compensation of the median associate identified by the Company, and as described in further detail below, was $40,207, and the total annual compensation of our CEO was $10,980,578. Based on this information, the ratio of the annual total compensation of our CEO was 273 times the annual compensation of our median associate.

The methodology we used in 2022 to identify the median of the annual total compensation of all our associates, as well as to determine the annual total compensation of our “median associate,” was as follows:
•To identify the median associate, we started with our associate population as of December 31, 2022, which consisted of approximately 15,484 individuals. The total number of U.S. and non-U.S. associates were 11,649 and 3,835, respectively.
•We then excluded certain non-U.S. associates as permitted under SEC rules, which consisted of 128 associates in Argentina, 68 in Austria, 178 in Republic of Ireland, 64 in Poland, and 171 in Spain. As result of these exclusions, our associate population was 14,875.
•We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our associates in fiscal year 2022. For Australia, we used their taxable wages from the end of their fiscal year which was June, 2022.
•We did not annualize compensation for any associates, including any that were not employed by us for all of 2022.
•Foreign salaries were converted to U.S. dollars at the December 31, 2022 exchange rate.
•No cost of living adjustments were utilized in the compensation calculation.
Once the median associate was identified, we calculated the total compensation for our median associate using the same methodology we used to calculate Mr. Chappelle’s total compensation in the Summary Compensation Table for the Fiscal Year 2024.
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
Three of our NEOs have an employment agreement (“Employment Agreement”), Messrs. Chambers, Winnall and Smernoff. Messrs. Chappelle, Wells and Verbarendse have offer letters (“Offer Letter”) and are eligible for the Americold Executive Severance Plan (“Executive Severance Plan”) which was implemented for all executives hired from February 2022 and after. Both the Employment Agreements and our Executive Severance Plan retain the ability for the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements and the Offer Letter are summarized below:
Term. Each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company.
Restrictive Covenants. Restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter, as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement are covered in both documents. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our U.S.-based NEOs is eligible to continue participation in our benefit plans and programs that are generally available to our U.S. associates.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements and our Executive Severance Plan are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.

Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued but unused paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with “Cause,” or the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement or Executive Severance Policy), then the executive will not be entitled to receive any severance benefits.
If the executive’s employment is terminated by us without Cause or by the executive for Good Reason, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chappelle
An amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the executive Severance Plan), plus (b) the annual bonus at Target Percentage as in effect immediately prior to the Executive’s separation date, multiplied by (B) 2;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of the executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;

The next installment of any time-based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Wells Mr. Chambers Mr. Verbarendse
An amount equal to the product of (A) the sum of (a) executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s termination of employment, for a period equal to twelve (12) months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

If elected, continuation of health, dental and vision (for executive and eligible dependents) for a period of twelve (12) months following the Executive’s termination date;
The next installment of any time-based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Winnall
An amount equal to the executive’s annual base salary, plus the executive’s annual bonus at target percentage as in effect immediately prior to the termination of employment for a period equal to 12 months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

The next installment of any time-based equity awards that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based equity awards held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff	See Leadership Transition section below.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within twenty-four (24) months following a Change in Control, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chappelle
A lump sum cash payment in the amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the Executive Severance Plan), plus (b) the executive’s annual bonus at Target Percentage as in effective immediately prior to the executive’s separation date, multiplied by (B) 2.5;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of executive’s separation date;
Prorated annual bonus, to the extent performance objectives applicable to the Financial Objective Component of the annual bonus are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;
Any unvested equity award which remain unvested at the time of such termination of service shall immediately become vested as if you have met and satisfied all performance requirements at Target Performance and/or time requirements;

Outplacement services in accordance with the Company’s policy or program and commensurate with your level.
Mr. Wells Mr. Chambers Mr. Verbarendse
A lump sum payment of the product of (A) one and a half (1.5) times (B) the sum of (a) executive’s annual base salary as in effect immediately prior to the executive’s termination of employment, plus (b) the executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s termination of employment;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of executive’s separation date;
Prorated annual bonus, to the extent performance objectives applicable to the Financial Objective Component of the annual bonus are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 12 months;

Any unvested equity award which remain unvested at the time of such termination of service shall immediately become vested as if you have met and satisfied all performance requirements at Target Performance and/or time requirements;

Outplacement services in accordance with the Company’s policy or program and commensurate with your level.
Mr. Winnall	A lump sum payment of the product of (1) one and a half (1.5) times (2) the sum of:
(i) executive’s annual base salary as in effect immediately prior to the termination of employment, plus (ii) executive’s annual bonus at the Target Percentage in effect immediately prior to the executive’s termination of employment;
Any unvested equity award shall become fully vested as is executive had met and satisfied all performance requirements at target performance and/or time requirements.
Mr. Smernoff	See Leadership Transition section below.

If the executive’s employment is terminated by us due to Death or Disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and not yet reimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chappelle	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of Executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;
Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Wells Mr. Chambers Mr. Verbarendse	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Winnall	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Smernoff	See Leadership Transition section below.
Leadership Transition. In connection with Mr. Smernoff’s involuntary termination of service by the Company without Cause, and consistent with the terms of his employment agreement, Mr. Smernoff received the following:

NEO	Severance Benefit
Mr. Smernoff
An amount equal to the product of (A) the sum of (a) executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s termination of employment, for a period equal to twelve (12) months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

If elected, continuation of health, dental and vision (for executive and eligible dependents) for a period of twelve (12) months following the Executive’s termination date;
The next installment of any time based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Restricted Stock Units and Operating Profit Units
Awards Granted under 2017 Plan
The award agreements for the time-based RSUs and OPUs, and performance-based RSUs and OPUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service for any reason at any time before all of his or her RSUs or OPUs have vested (both time and performance awards), the Participant’s unvested RSUs or OPUs shall be automatically forfeited, except as provided below.
Termination of Service for Death or Disability: If the Participant’s Termination of Service occurs as a result of a Termination of Service due to Death or Disability, for time-based RSUs or OPUs, any non-vested portion of the award will become fully vested at the time of death or disability. For performance-based RSUs or OPUs, a pro-rated portion shall immediately become vested at target performance level based on the number of days during the Performance Period that the Participant was employed.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, for time-based RSUs or OPUs, the next scheduled tranche which would have vested on the next scheduled vesting date following the termination of service date shall immediately become vested. For performance-based RSUs or OPUs, a pro-rated portion shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested time-based RSUs or OPUs at the time of termination shall immediately become vested. Likewise, the performance-based RSUs or OPUs shall immediately become vested based on target performance.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2024 under the following circumstances: (i) upon voluntary termination or termination by us for Cause; (ii) upon death or disability; (iii) if employment with us had been terminated without Cause or for Good Reason; and (iv) employment terminated without Cause or for Good Reason within twenty-four (24) months following a Change in Control.

NEO	Benefit	Voluntary Resignation or Termination for Cause	Death or Disability (1)	Company terminates without Cause; NEO terminates for Good Reason(1)	Termination without Cause or Good Reason w/in 24 months of Change in Control(1)
George F. Chappelle Jr.	Cash Severance	$—	$1,600,000	6,800,000	8,100,000
	Equity Awards	—	9,550,478	6,214,303	11,617,953
	Benefits Continuation	—	—	46,975	46,975
	Total	—	11,150,478	13,061,278	19,764,928
Jay Wells	Cash Severance	—	517,500	1,610,000	2,156,250
	Equity Awards	—	904,542	420,945	1,262,835
	Benefits Continuation	—	—	46,391	46,391
	Total	—	1,422,042	2,077,336	3,465,476
Robert S. Chambers	Cash Severance	—	495,000	1,540,000	2,062,500
	Equity Awards	—	2,295,221	1,461,178	2,812,088
	Benefits Continuation	—	—	46,391	46,391
	Total	—	2,790,221	3,047,569	4,920,979
Michael B. Verbarendse	Cash Severance	—	337,500	1,125,000	1,518,750
	Equity Awards	—	738,164	408,412	982,453
	Benefits Continuation	—	—	46,391	46,391
	Total	—	1,075,664	1,579,803	2,547,594
Richard C. Winnall	Cash Severance	—	284,565	948,550	1,280,543
	Equity Awards	—	1,210,919	690,000	1,541,699
	Benefits Continuation	—	—	—	—
	Total	—	1,495,484	1,638,550	2,822,242

(1) Based on the closing price of the Company’s common shares on December 31, 2024 of $21.40.

Leadership Transition. In connection with Mr. Smernoff’s involuntary termination by the Company without Cause, and consistent with the terms of his employment agreement, Mr. Smernoff received the following:

NEO	Benefit	Company terminates without Cause; NEO terminates for Good Reason(1)(2)
Marc J. Smernoff	Cash Severance	1,536,818
	Equity Awards	554,728
	Benefits Continuation	46,124
	Total	2,137,670
(1) Includes total severance of $997,500 plus actual bonus earned in 2023 and paid in 2024 of $539,318.
(2) Includes the accelerated vesting of 11,037 Time-Based OPUs plus 7,647 pro-rated Performance-Based OPUs at Target (based on number of days active during the performance period). Any vesting of Performance-Based OPUs will be after performance period ends and actual achievement is determined. Shown value uses closing stock price of $29.69 on January 12, 2024.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and our financial performance. In determining the “compensation actually paid,” or “CAP,” to our named executive officers, we are required to make certain adjustments to amounts that have been previously reported in Summary Compensation Table (“SCT”). The below summarizes compensation values previously reported in our Summary Compensation Table and the adjusted values required for the last five calendar years.

							Value of initial fixed $100 investment based on:
Year	SCT Total for PEO 1 (1)	SCT Total for PEO 2 (2)	CAP to PEO 1 (3) (4) (5)	CAP to PEO 2 (3) (4) (5)	Average SCT total for non-PEO NEOs (6)	Average CAP to non-PEO NEOs (3)(4)(7)	Total Shareholder Return	U.S. MSCI REIT Index Total Shareholder Return (8)	Net Income	Core EBITDA (9)
2024	$10,980,578	$—	$1,798,817	$—	$2,301,474	$929,457	$70.64	$123.47	$(94.7)	$634.1
2023	$8,109,662	$—	$10,090,177	$—	$1,918,213	$2,221,385	$96.40	$113.54	$(336.3)	$572.1
2022	$7,689,546	$—	$7,697,775	$—	$2,038,558	$2,024,259	$87.55	$99.82	$(19.4)	$499.8
2021	$1,489,979	$4,661,919	$1,613,153	$(4,910,137)	$1,469,331	$575,335	$98.24	$132.23	$(30.5)	$474.5
2020	$—	$5,361,399	$—	$8,160,368	$1,791,744	$2,352,327	$109.03	$92.43	$24.5	$425.9
(1) The Principal Executive Officer (PEO) is George F. Chappelle.
(2) The second Principal Executive Officer (PEO) is Fred Boehler, who served as our Chief Executive Officer through November, 2021.
(3) Our PEO and non-PEO NEOs do not receive pension benefits, therefore no adjustments were made.
(4) We did not make any adjustments for dividend equivalents and distributions because they are already factored into our Fair Market Value (“FMV”) used for our performance awards and included in All Other Compensation on the Summary Compensation Table in our CD&A.
(5) To calculate Compensation Actually Paid (CAP) for the PEO, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2024		2023		2022		2021		2020
	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)
SCT Total for PEO	10,980,578	—	8,109,662	—	7,689,546	—	1,489,979	4,661,919	—	5,361,399
Subtract stock compensation and pension included in SCT	(7,807,497)	—	(4,967,302)	—	(3,452,311)	—	(1,260,006)	(3,583,397)	—	(3,028,791)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—	—	—	—	—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	5,301,181	—	5,218,646	—	3,756,664	—	1,383,181	489,419		4,630,388
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—	—	—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(6,590,239)	—	1,714,020	—	—	—	—	(1,458,139)	—	1,304,520
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(85,206)	—	15,151	—	(296,125)	—	—	(763,992)	—	(107,148)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	—	—	—	—	273,131	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—	—	—	—	—	(4,529,078)	—	—
Total Adjustments	(9,181,761)	—	1,980,515	—	8,229	—	123,174	(9,572,057)	—	2,798,969
Compensation Actually Paid to PEO	1,798,817	—	10,090,177	—	7,697,775	—	1,613,153	(4,910,137)	—	8,160,368
(6) The non-PEO Named Executive Officers (NEOs) for each respective year are as follows:

2024	2023	2022	2021	2020
Marc Smernoff	Marc Smernoff	Marc Smernoff	Marc Smernoff	Marc Smernoff
Robert Chambers	Robert Chambers	Robert Chambers	Robert Chambers	Robert Chambers
Richard Winnall	Richard Winnall	David Moore	Carlos Rodriguez	Carlos Rodriguez
Jay Wells	Samantha Charleston	Samantha Charleston	Jay Harron	Jay Harron
M. Bryan Verbarendse
(7) To calculate average CAP for the non-PEO Named Executive Officers, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2024	2023	2022	2021	2020
Average SCT Total for Non-PEO NEOs	$2,301,474	$1,918,213	$2,038,558	$1,469,331	$1,791,744
Subtract stock compensation and pension included in SCT	(1,153,311)	(959,602)	(861,488)	(891,024)	(824,658)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year		—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	758,079	1,008,158	907,540	659,162	1,196,685
Add dividends paid on unvested shares/share units and stock options		—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(679,490)	238,980	(16,661)	(567,834)	230,958
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	21,405	53,070	(43,690)	(94,300)	(42,402)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting		—	—	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	(318,700)	(37,434)	—	—	—
Total Adjustments	$(1,372,016)	$303,172	$(14,299)	$(893,996)	$560,583
Average Compensation Actually Paid to Non-PEO NEOs	$929,457	$2,221,385	$2,024,259	$575,335	$2,352,327
(8) The selected peer group is the U.S. MSCI REIT Index which is the sole measurement of our performance based equity awards and the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2024.
(9) Our company selected measure is Core EBITDA the financial metric we believe best links compensation paid to our PEO and other NEOs, which is calculated as described in Appendix A to this Proxy Statement.

Description of Relationships Between Compensation and Performance
The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the TSR performance of the Company and the TSR performance of the U.S. MSCI REIT index over the last five years.

Compensation Actually Paid vs. TSR
Compensation Actually Paid (000s)
TSR Return on Investment of $100
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
$135
$120
$105
$90
$75
$60
$45
$30
$15
$0
2019
2020
2021
2022
2023
2024
$100.00
$109.03
$8,160
$92.43
$2,352
$132.23
$98.24
$1,613
$575
-$4,910
$7,698
$99.82
$87.55
$2,024
$10,090
$113.54
$96.40
$2,221
$123.47
$70.64
$1,799
$929
Comp. Actually Paid to CEO
Comp. Actually Paid to PEO2
Avg. Comp. Actually Paid to Other NEOs
Company TSR
U.S. MSCI REIT Index TSR

The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our key financial metric, Core EBITDA, during the five most recently completed fiscal years.

Compensation Actually Paid vs. Core EBITDA
Compensation Actually Paid (000s)
Core EBITDA
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
$700.00
$650.00
$600.00
$550.00
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
2020
2021
2022
2023
2024
$8,160
$2,352
$425.90
$1,613
-$4,910
$575
$474.50
$7,698
$2,024
$499.80
$10,090
$2,221
$572.10
$1,799
$929
$634.14
Comp. Actually Paid to CEO
Comp. Actually Paid to PEO2
Avg. Comp. Actually Paid to Other NEOs
Core EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (000s)
Net Income ($M)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
$50
$0
-$50
-$100
-$150
-$200
-$250
-$300
-$350
-$400
2020
2021
2022
2023
2024
$25
-$30
-$19
-$336
-$95
$8,160
$2,352
$1,613
-$4,910
$575
$7,698
$2,024
$10,090
$2,221
$1,799
$929
Comp. Actually Paid to PEO1
Comp. Actually Paid to PEO2
Avg. Comp. Actually Paid to Other NEOs

Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2024 to Company performance (not ranked):

Core EBITDA
Relative TSR
AFFO (Adjusted Funds from Operations)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have a written Policy on Related Party Transactions pursuant to which, our Audit Committee is responsible for reasonable prior review and approval of related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our associates and Directors inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest.
There are no transactions since January 1, 2024 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Directors, officers and associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares of common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2026 Annual Meeting. To be eligible for inclusion in our 2026 proxy statement, your proposal must be received in writing not later than December 8, 2025 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
Our Bylaws also provide a proxy access right permitting a stockholder who has beneficially owned more than 3% of the Company’s common stock continuously for at least 3 years, or a group of up to 20 persons holding 3% or more in the aggregate, each of whom has owned such stock continuously for at least 3 years, and, in each case, who comply with the requirements specified in our Bylaws, to submit director nominations via the Company’s proxy materials for up to 20% of the directors then serving. Persons wishing to nominate a director or directors through proxy access for the 2026 Annual Meeting must comply with the requirements of Rule 14a-19 under the Exchange Act, including providing the required notice by March 21, 2026.
In addition, our Bylaws permit a stockholder to propose items of business and/or nominate Director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our Bylaws. For the 2026 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 8, 2025 and no earlier than November 8, 2025. In the event that the 2026 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2025 Annual Meeting, to be timely such proposals must be received not earlier than the 150th day prior to the date of the 2026 Annual Meeting and not later than 5:00 p.m. on the later of the 120th day prior to the date of the 2026 Annual Meeting as originally convened or the 10th day following the date of the first public announcement of the meeting.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to Nathan H. Harwell, Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this

Proxy Statement. Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.
Other Information Regarding the Company’s Proxy Solicitation

The board is soliciting proxies for the Annual Meeting. We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy materials to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail and email, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or email. We have retained Okapi Partners (“Okapi”) to assist in the distribution and solicitation of proxies. Okapi may solicit proxies by personal interview, telephone, fax, mail, and email. We expect that the fee for those services will not exceed approximately $32,000 plus reimbursement of customary out-of-pocket expenses.

Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2025.
This Proxy Statement, Notice of Annual Meeting of stockholders and Proxy Card and the Company’s 2024 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Appendix A
APPENDIX A — NON-GAAP MEASURES
Non-GAAP Financial Measures

We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, net debt to pro-forma Core EBITDA and segment contribution (“NOI”).

We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charge on real estate related assets, and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of Net (gain) loss on sale of non-real estate assets, Acquisition, cyber incident, and other, net, Impairment of indefinite and long-lived assets (excluding certain real estate assets), Loss on debt extinguishment, modifications and termination of derivative instruments, Foreign currency exchange (gain) loss, Gain on legal settlement related to prior period operations, Gain on extinguishment of New Market Tax Credit Structure, Loss on deconsolidation of Chile Joint JV, Project Orion deferred costs amortization, Our share of reconciling items related to partially owned entities, Loss from discontinued operations, net of tax, Impairment of related party loan receivable, Loss on put option, and Gain on sale of LATAM JV. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the usefulness of NAREIT FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability, Amortization of below/above market leases, Non-real estate asset impairment, Straight-line rent adjustment, Deferred income tax benefit, Stock-based compensation expense, Non-real estate depreciation and amortization, Maintenance capital expenditures, and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Consolidated Statements of Operations included elsewhere in this Annual Report on Form 10-K. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table below reconciles FFO, Core FFO and Adjusted FFO to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Appendix A
Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands)

	Years Ended December 31,
	2024	2023	2022
Net loss	$(94,749)	$(336,269)	$(19,474)
Adjustments:
Real estate related depreciation	225,388	222,837	210,171
Net (gain) loss from sale of real estate	(3,514)	(2,254)	5,689
Net loss on real estate related asset disposals	330	235	1,135
Impairment charges on certain real estate assets	20,985	—	3,407
Our share of reconciling items related to partially owned entities	1,144	1,705	4,410
NAREIT FFO (3)	$149,584	$(113,746)	$205,338
Adjustments:
Net (gain) loss on sale of non-real estate assets	(236)	3,725	2,421
Acquisition, cyber incident, and other, net	77,169	64,087	32,511
Impairment of indefinite and long-lived assets (excluding certain real estate assets)	12,141	236,515	3,209
Loss on debt extinguishment, modifications and termination of derivative instruments	116,082	2,482	3,217
Foreign currency exchange (gain) loss	(8,833)	431	975
Gain on legal settlement related to prior period operations	(6,104)	(2,180)	—
Gain on extinguishment of New Market Tax Credit Structure	—	—	(3,410)
Loss on deconsolidation of Chile Joint JV	—	—	4,148
Project Orion deferred costs amortization	4,182	—	—
Our share of reconciling items related to partially owned entities	805	64	574
Loss from discontinued operations, net of tax	—	8,072	—
Impairment of related party loan receivable	—	21,972	—
Loss on put option	—	56,576	—
Gain on sale of LATAM JV	—	(304)	—
Core FFO applicable to common stockholders(3)	344,790	277,694	248,983
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	5,329	5,095	4,833
Amortization of below/above market leases	1,445	1,506	2,131
Non-real estate asset impairment	—	—	764
Straight-line rent adjustment	1,612	1,011	747
Deferred income tax benefit	(13,210)	(10,781)	(22,561)
Stock-based compensation expense (1)	25,274	23,592	27,137
Non-real estate depreciation and amortization	135,429	130,906	121,275
Maintenance capital expenditures (2)	(80,951)	(78,411)	(85,511)
Our share of reconciling items related to partially owned entities	671	1,013	2,482
Adjusted FFO applicable to common stockholders (3)	$420,389	$351,625	$300,280
(1)Stock-based compensation expense excludes the stock compensation expense associated with employee awards granted in conjunction with Project Orion, which are recognized within Acquisition, cyber incident, and other, net.
(2)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(3)During the year ended December 31, 2023, management excluded losses from discontinued operations from Core FFO applicable to common stockholders, and Adjusted FFO applicable to common stockholders and included certain losses from discontinued operations for NAREIT FFO. For purposes of comparability using this same approach, the following adjusted historical results are recast as follows:

Appendix A

	Recast for Years Ended December 31,
	2023	2022
	(In thousands)
NAREIT FFO	$(114,378)	$202,088
Core FFO applicable to common stockholders	$279,395	$254,078
Adjusted FFO applicable to common stockholders	$353,242	$303,007

We calculate NAREIT EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net loss before Depreciation and amortization, Interest expense, Income tax benefit, Net (gain) loss from sale of real estate, and Adjustment to reflect share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for Acquisition, cyber incident, and other, net, Loss from investments in partially owned entities, Impairment of indefinite and long-lived assets, Foreign currency exchange (gain) loss, Stock-based compensation expense, Loss on debt extinguishment, modifications and termination of derivative instruments, Loss on other asset disposals, Gain on extinguishment of New Market Tax Credit Structure, Loss on deconsolidation of Chile Joint JV, Gain on legal settlement related to prior period operations, Project Orion deferred costs amortization, Reduction in EBITDAre from partially owned entities, Gain on sale of LATAM JV, Loss from discontinued operations, net of tax, Impairment of related party loan receivable, and Loss on put option. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income/loss or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The table below reconciles NAREIT EBITDAre and Core EBITDA to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Appendix A

Reconciliation of Net Loss to NAREIT EBITDAre and Core EBITDA
(In thousands)

	Years Ended December 31,
	2024	2023	2022
Net loss	$(94,749)	$(336,269)	$(19,474)
Adjustments:
Depreciation and amortization	360,817	353,743	331,446
Interest expense	135,323	140,107	116,127
Income tax benefit	(8,428)	(2,273)	(18,836)
Net (gain) loss from sale of real estate	(3,514)	(2,254)	5,689
Adjustment to reflect share of EBITDAre of partially owned entities	5,909	8,996	17,815
NAREIT EBITDAre (2)	$395,358	$162,050	$432,767
Adjustments:
Acquisition, cyber incident, and other, net	77,169	64,087	32,511
Loss from investments in partially owned entities	3,702	3,823	9,300
Impairment of indefinite and long-lived assets	33,126	236,515	7,380
Foreign currency exchange (gain) loss	(8,833)	431	975
Stock-based compensation expense (1)	25,274	23,592	27,137
Loss on debt extinguishment, modifications and termination of derivative instruments	116,082	2,482	3,217
Loss on other asset disposals	94	3,960	3,556
Gain on extinguishment of New Market Tax Credit Structure	—	—	(3,410)
Loss on deconsolidation of Chile Joint JV	—	—	4,148
Gain on legal settlement related to prior period operations	(6,104)	(2,180)	—
Project Orion deferred costs amortization	4,182	—	—
Reduction in EBITDAre from partially owned entities	(5,909)	(8,996)	(17,815)
Gain on sale of LATAM JV	—	(304)	—
Loss from discontinued operations, net of tax	—	8,072	—
Impairment of related party loan receivable	—	21,972	—
Loss on put option	—	56,576	—
Core EBITDA	$634,141	$572,080	$499,766
(1)Stock-based compensation expense excludes the stock compensation expense associated with employee awards granted in conjunction with Project Orion, which are recognized within Acquisition, cyber incident, and other, net.
(2)During the year ended December 31, 2023, management included certain losses from discontinued operations in NAREIT EBITDAre. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Recasted Years Ended December 31,
(In thousands)	2023	2022
NAREIT EBITDAre	$160,616	$419,791

Appendix A

Net Debt to Core EBITDA Computation
(In thousands)
	As of December 31,
	2024		2023
	(In thousands)
Borrowings under revolving line of credit	$255,052		$392,156
Senior unsecured notes and term loan – net of deferred financing costs of $13,882 and $10,578 in the aggregate, at December 31, 2024 and 2023, respectively	3,031,462		2,601,122
Sale-leaseback financing obligations	79,001		161,937
Financing lease obligations	95,784		97,177
Total debt	3,461,299		3,252,392
Deferred financing costs	13,882		10,578
Gross debt	3,475,181		3,262,970
Adjustments:
Less: cash, cash equivalents and restricted cash	47,652		60,392
Net debt	$3,427,529		$3,202,578

Core EBITDA	$634,141		$572,080
Adjustments(1)	—		2,069
Pro-forma Core EBITDA	$634,141		$574,149
Net debt to pro-forma Core EBITDA(2)	5.4	x	5.6	x
(1)As of December 31, 2023, amount includes nine months of Core EBITDA from the Safeway acquisition prior to Americold’s ownership as well as the facility lease expense for sites that the Company previously incurred operating lease expense for but was subsequently purchased.
(2)Net debt to pro-forma Core EBITDA represents (i) our gross debt (defined as total debt plus discount and deferred financing costs) less cash, cash equivalents and restricted cash divided by (ii) pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash, cash equivalents and restricted cash, which could be used to repay debt, compared to our performance as measured using Core EBITDA.

NOI is calculated as earnings/loss before interest expense, taxes, depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of indefinite and long-lived assets; Gain from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business. The following table reconciles NOI to Loss from continuing operations before income taxes.

Appendix A

	Years Ended December 31,
	2024	2023
	(In thousands)
Segment revenues:
Warehouse	$2,416,743	$2,391,089
Transportation	209,129	239,670
Third-party managed	40,669	42,570
Total revenues	2,666,541	2,673,329

Segment contribution:
Warehouse	801,713	722,603
Transportation	36,523	42,040
Third-party managed	8,491	5,929
Total segment contribution (NOI)	846,727	770,572

Reconciling items:
Depreciation and amortization expense	(360,817)	(353,743)
Selling, general, and administrative expense	(255,118)	(226,786)
Acquisition, cyber incident, and other, net expense	(77,169)	(64,087)
Impairment of indefinite and long-lived assets	(33,126)	(236,515)
Gain from sale of real estate	3,514	2,254
Interest expense	(135,323)	(140,107)
Loss on debt extinguishment and termination of derivative instruments	(116,082)	(2,482)
Loss from investments in partially owned entities	(3,702)	(1,442)
Impairment of related party loan receivable	—	(21,972)
Loss on put option	—	(56,576)
Other, net	27,919	2,795
Loss from continuing operations before income taxes	$(103,177)	$(328,089)
We view and manage our business through three primary business segments—warehouse, transportation, and third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Appendix B
APPENDIX B — AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED
AMERICOLD REALTY TRUST
2017 EQUITY INCENTIVE PLAN
EFFECTIVE [], 2025
SECTION 1.
ESTABLISHMENT, PURPOSE AND DURATION
1.1Establishment. Americold Realty Trust, a Maryland real estate investment trust, establishes an incentive compensation plan to be known as the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan, as set forth in this document. This Plan permits the grant of various forms of equity- and cash-based awards. This Plan, as amended and restated, shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3. This Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until this Plan is approved by the shareholders of the Company within twelve (12) months after its adoption by the Board.
1.2Purpose of this Plan. The purpose of this Plan is to enable the Company and its Subsidiaries to attract and retain qualified individuals for positions of significant responsibility and to provide additional incentives to Participants by providing them with, among other things, an opportunity for investment in the Company.
1.3Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years after the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
SECTION 2.
DEFINITIONS
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
1.1“Award” means a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.
1.2“Award Agreement” means a written agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant (including, but not limited to, the use of electronic signatures).
1.3“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings.
1.4“Board” means the Board of Trustees (or equivalent governing body) of the Company.
1.5“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Section 12.
1.6“Cause” means if the Participant is a party to a written employment or service agreement with the Company or its Subsidiaries and such agreement provides for a definition of Cause, the definition contained therein, or if no such agreement exists, or if such agreement does not define Cause, (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or a Subsidiary; (b) theft or embezzlement of the property of the Company or a Subsidiary; (c) conduct that results in or is reasonably likely to result in material harm to the reputation or business of the Company or any of its Subsidiaries; (d) gross negligence or willful misconduct with respect to the Company or a Subsidiary; (e) the willful and continued failure to perform

Appendix B
substantially the Participant’s duties with the Company or one of its Subsidiaries; or (f) a material violation of state or federal securities laws.
1.7A “Change in Control” means, except as may otherwise be provided in an Award Agreement, the occurrence of any one of the following events:
(a)the acquisition by any Person (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee)), of Beneficial Ownership, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Trustee subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the combined voting power of the Company’s outstanding securities immediately prior to such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Company or such corporation resulting from such Business Combination) Beneficially Owns, directly or indirectly, 50% or more of, respectively, the combined voting power of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Trustees of the Company immediately prior to the signing of the agreement providing for such Business Combination.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for payment or a change in the time or form of payment based upon a Change in Control, then, solely for purposes of applying such payment or a change in the time or form of payment provision, a Change in Control shall be deemed to have occurred upon an event described in Section 2.7 only if the event would also constitute a change in ownership or effective control of, or a change in ownership of a substantial portion of the assets of, the Company under Code Section 409A.
A “Change in Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.
1.8“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
1.9“Commission” means the United States Securities and Exchange Commission.
1.10“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist of three or more Nonemployee Trustees. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange (or such other national securities exchange or

Appendix B
quotation system on which the Shares may be listed or quoted) and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, or alternatively, the Committee may designate a subcommittee or establish other procedures for purposes of satisfying such requirements.
1.11“Company” means Americold Realty Trust, and any successor thereto as provided in Section 22.21.
1.12“Dividend Equivalent” has the meaning set forth in Section 18.
1.13“Effective Date” has the meaning set forth in Section 1.1.
1.14“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, leasing, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period.
1.15“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
1.16“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
1.17“Fair Market Value” means, as applied to a specific date and unless otherwise specified in an Award Agreement, the price of a Share that is equal to the closing price of a Share on the New York Stock Exchange (or, on such other national securities exchange or quotation system on which the Shares may be listed or quoted) on the date of determination, or if no sales of Shares shall have occurred on such exchange on the date of determination, the closing price of the Shares on such exchange on the most recent date on which the Shares were publicly traded. Notwithstanding the foregoing, if Shares are not traded on any established stock exchange, the Fair Market Value means the price of a Share as established by the Committee acting in good faith (and to the extent applicable, based on a reasonable valuation method that is consistent with the requirements of Code Section 409A and the regulations thereunder).
1.18“Grant Date” means the date an Award to a Participant pursuant to this Plan is approved by the Committee (or such later date as specified in such approval by the Committee) or, in the case of an Award granted to a Nonemployee Trustee, the date on which such Award is approved by the Board (or such later date as specified in such approval by the Board).
1.19“Grant Price” means the per Share price established at the time of grant of a SAR pursuant to Section 7.
1.20“Incentive Stock Option” or “ISO” means an Award granted pursuant to Section 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.
1.21“Nonemployee Trustee” means a Trustee who is not an Employee.
1.22“Nonqualified Stock Option” means an Award granted pursuant to Section 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
1.23“Option” means an Award consisting of a right granted to a Participant pursuant to Section 6 to purchase a specified number of Shares at a specified Exercise Price, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.
1.24“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Section 12.
1.25“Participant” means any eligible individual as set forth in Section 5 to whom an Award is granted, and includes any individual who holds an Award after the death of the original recipient.
1.26“Performance-Based Compensation” means compensation payable under an Award which is conditioned upon the achievement of performance goals based upon one or more Performance Measures as described in Section 15.

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1.27“Performance Measures” means measures, as described in Section 15.2, upon which performance goals are based pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
1.28“Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
1.29“Performance Shares” means an Award granted pursuant to Section 10.
1.30“Performance Unit” means an Award granted pursuant to Section 11.
1.31“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a vesting requirement (based on continued service, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Sections 8 and 9.
1.32“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
1.33“Plan” means this Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan, as the same may be amended from time to time.
1.34“Restricted Stock” means Shares issued to a Participant that are subject to an Award granted pursuant to Section 8 and to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
1.35“Restricted Stock Unit” means the right under an Award granted pursuant to Section 9 to receive at a future time one Share, or the Fair Market Value thereof, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
1.36“Share” means a share of common stock, par value $0.01 per share, of the Company.
1.37“Stock Appreciation Right” or “SAR” means the right under an Award granted pursuant to Section 7 to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
1.38“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock or comparable interests.
1.39“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
1.40“Termination of Service” means the following:
(a)for an Employee, the date on which the Employee is no longer an Employee;
(b)for a Nonemployee Trustee, the date on which the Nonemployee Trustee is no longer a member of the Board; and
(c)for a consultant, the date on which service as a consultant to the Company and its Subsidiaries has ceased.
With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
1.41“Trustee” means any individual who is a member of the Board.
SECTION 3.
ADMINISTRATION
1.1General. The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Trustees shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken

Appendix B
and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company or Subsidiary, and all other interested parties. Any action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2.10.
1.2Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan including, but not limited to, the following:
(a)To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;
(b)To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;
(c)To correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;
(d)To approve forms of Award Agreements for use under this Plan;
(e)To determine the Fair Market Value of a Share or whether a Change in Control shall have occurred;
(f)To amend any Award Agreement as permitted under this Plan;
(g)To adopt subplans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, to Cash-Based Awards, or to awards to Trustees (as contemplated by Section 16). Such subplans and/or special provisions shall be subject to and consistent with the terms of this Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;
(h)To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award;
(i)To determine whether Awards will be settled in Shares of common stock, cash or in any combination thereof;
(j)To determine whether Awards will provide for Dividend Equivalents;
(k)To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under this Plan;
(l)To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 21.1 of this Plan;
(m)To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, “blackout” periods, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(n)To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereafter including but not limited to forfeiture, vesting and treatment of Awards upon a Termination of Service;
(o)To permit Participants to elect to defer payments of Awards, provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A;

Appendix B
(p)To certify the satisfaction of, performance goals in compliance with the requirements of Section 15; and
(q)To issue rules and regulations for the administration of the Plan.
1.3Delegation. To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law and the applicable rules of a stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Trustees or an officer (as defined in Rule 16a-1(f) of the Exchange Act); (ii) the resolution providing such authorization sets forth the total number of Awards (including Share limitations) such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
SECTION 4.
SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS
1.1Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.4, the maximum number of Shares reserved for issuance under this Plan is 8,637,488~~9,000,000~~ Shares. The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan is 8,637,488~~9,000,000~~ Each Share with respect to which an Option or stock-settled SAR is granted under the Plan shall reduce the aggregate number of Shares that be delivered under the Plan by one Share and each Share with respect to which any other Award denominated in Shares granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share. For SARs settled in Shares, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR.
1.2Share Usage. In determining the number of Shares available for grant under this Plan at any time, the following rules shall apply:
(a)If any Option, Stock Appreciation Right, Restricted Stock Unit or Other Stock-Based Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares subject to such Award that were not issued with respect to such Award shall again be available for the purpose of Awards under the Plan without reducing the number of Shares that remain available for issuance.
(b)If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan.
(c)Awards that by their terms may only be settled in cash shall not be counted against the foregoing maximum share limitations.
(d)If any Award is settled in cash in lieu of Shares pursuant to an Award, such Shares shall not become available again for issuance under this Plan.
(e)Any Shares that are surrendered, withheld or tendered to the Company in payment of the exercise price of an Option or any taxes required to be withheld in respect of any Award shall not become available again to be delivered pursuant to Awards granted under the Plan, and shall be taken into account as Shares issued under this Plan.

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(f)Any Shares subject to Substitute Awards shall not be counted against the share reserve specified in Section 4.1, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(g)Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
1.3Annual Award Limits. Subject to adjustment as set forth in Section 4.4, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:
(a)The maximum aggregate number of Shares for which Options or SARs may be granted to any Participant other than a Nonemployee Trustees or consultant in any calendar year shall be 1,000,000 Shares, (for avoidance of doubt, this limit applies, in the aggregate, to all Awards subject to this paragraph (a), including Incentive Stock Options).
(b)The maximum aggregate number of Shares for which Awards other than Options or SARs that are Performance-Based Compensation that are denominated in Shares, and granted to any Participant other than a Nonemployee Trustees or consultant in any calendar year shall be 1,500,000 Shares (for avoidance of doubt, this limit applies, in the aggregate, to all forms of Awards subject to this paragraph (b)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration.
(c)The maximum aggregate amount that may be paid to any Participant other than a Nonemployee Trustees or consultant in any calendar year under Awards that are Performance-Based Compensation and that are denominated in cash, shall be $5,000,000 (for avoidance of doubt, this limit applies in the aggregate, to all forms of Awards subject to this paragraph (c)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration.
1.4Adjustments. All Awards shall be subject to the following provisions:
(a)In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 or any successor provision) or similar event that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under this Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, (iv) the Annual Award Limits, and (v) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718 or any successor provision, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment. In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.
(b)In addition to the adjustments required and permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.4(a), including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under this Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.
(c)Any actions taken under Section 4.4 shall be subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable. The determination of the Committee as to the foregoing adjustments set forth in this Section 4.4, if any, shall be conclusive and binding on Participants under this Plan.

Appendix B
1.5Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan, subject to applicable legal requirements. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Nonemployee Trustees or consultants providing services to the Company or any Subsidiary prior to such acquisition or combination.
1.6No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company or any Subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
1.7Minimum Vesting Schedule. A vesting period of at least one (1) year shall apply to all Awards issued under the Plan; provided, that up to five percent (5%) of the Shares reserved for issuance under the Plan as of the Effective Date may be issued pursuant to Awards that do not comply with such minimum one-(1) year vesting period.
SECTION 5.
ELIGIBILITY AND PARTICIPATION
1.1Eligibility to Receive Awards. The Committee may designate any of the following as a Participant from time to time:
(a)any officer or other Employee of the Company or any of its Subsidiaries;
(b)an individual that the Company or any of its Subsidiaries has engaged to become an officer or other employee;
(c)a member of the Board; or
(d)a consultant who provides bona fide services to the Company or any of its Subsidiaries as an independent contractor.
The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in another year.
1.2Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.
1.3Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.
SECTION 6.
STOCK OPTIONS
1.1Grant of Options. Subject to the terms and conditions of this Plan, Options may be granted to Participants covering such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.
1.2Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, except in the case of

Appendix B
Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424), and subject to adjustment as provided for under Section 4.4.
1.3Term of Option. The term of an Option granted to a Participant shall be determined by the Committee; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date.
1.4Exercise of Option. An Option shall be exercisable, in whole or in part, at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
1.5Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Any Shares issued upon exercise of an Option are subject to the transfer restrictions set forth in Section 14.3. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price and the payment of applicable withholding taxes. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:
(a)In cash or its equivalent,
(b)By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (subject to such procedures and conditions as the Committee may establish),
(c)By a cashless (broker-assisted) exercise,
(d)By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price to the extent approved by the Committee,
(e)By any combination of (a), (b), (c) or (d), or
(f)By any other method approved or accepted by the Committee.
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
1.6Special Rules Regarding ISOs. Notwithstanding any provision of this Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:
(a)An Incentive Stock Option may be granted only to an Employee of the Company or of any parent or subsidiary corporation (within the meaning of Code Section 424).
(b)An Option will constitute an Incentive Stock Option only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under this Plan and all other plans of the Company and its Subsidiaries) does not exceed $100,000.
(c)No Participant may receive an Incentive Stock Option under this Plan if, immediately after the grant of such Award, the Participant would own Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (determined in accordance with Code Section 422), unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(d)Any Incentive Stock Option granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Code Section 422.

Appendix B
SECTION 7.
STOCK APPRECIATION RIGHTS
1.1Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of SARs shall be evidenced by an Award Agreement.
1.2Grant Price. The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 4.4.
1.3Term of SAR. The term of a SAR granted to a Participant shall be determined by the Committee; provided, however, no SAR shall be exercisable later than the tenth anniversary of its Grant Date.
1.4Exercise of SAR. A SAR shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
1.5Notice of Exercise. A SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.
1.6Settlement of SARs. Upon the exercise of a SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:
(a)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.
(b)The number of Shares with respect to which the SAR is exercised.
Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement. Any Shares issued in payment of a SAR are subject to the transfer restrictions set forth in Section 14.3.
SECTION 8.
RESTRICTED STOCK
1.1Grant of Restricted Stock. Subject to the terms and conditions of this Plan, Restricted Stock Awards may be granted to Participants in such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of Restricted Stock shall be evidenced by an Award Agreement.
1.2Nature of Restrictions. Each grant of Restricted Stock may be subject to a requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)That the Shares of Restricted Stock may not be transferred in any fashion prior to their applicable vesting date,
(b)That the Shares of Restricted Stock may vest only to the degree that specific performance goals are achieved,
(c)That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or
(d)That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service.
1.3Delivery of Shares. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or Plan agent or by one or more stock

Appendix B
certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry Shares shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares are subject to the transfer restrictions set forth in Section 14.3.
1.4Voting Rights. As set forth in a Participant’s applicable Award Agreement, the Committee shall determine the extent to which a Participant holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares.
1.5Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If permitted by the Award Agreement and a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
1.6Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Amended and Restated Americold Realty Trust 2017 Equity Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and Americold Realty Trust. Copies of such Plan and Agreement are on file in the offices of Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328.”
SECTION 9.
RESTRICTED STOCK UNITS
1.1Grant of Restricted Stock Units. Subject to the terms and conditions of this Plan, Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of such number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.
1.2Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)That the Restricted Stock Units may not be transferred in any fashion, subject to Section 14.1;
(b)That the Restricted Stock Units may vest only to the degree that specific performance goals are achieved;
(c)That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved; or
(d)That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service.
1.3Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
1.4Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant as permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock

Appendix B
Units shall be settled upon the date such Restricted Stock Units vest (or as soon as administratively practicable thereafter). Such settlement shall be made in Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Restricted Stock Units are subject to the transfer restrictions set forth in Section 14.3.
SECTION 10.
PERFORMANCE SHARES
1.1Grant of Performance Shares. Subject to the terms and conditions of this Plan, Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Shares shall be evidenced by an Award Agreement.
1.2Value of Performance Shares. Each Performance Share shall have a value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Shares that shall vest, which may be greater than the target number of Performance Shares granted, and be paid to a Participant.
1.3Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant for the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.
1.4Form and Timing of Payment of Performance Shares. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Performance Shares are subject to the transfer restrictions set forth in Section 14.3.
SECTION 11.
PERFORMANCE UNITS
1.1Grant of Performance Units. Subject to the terms and conditions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Units shall be evidenced by an Award Agreement.
1.2Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, will determine the number of Performance Units that shall vest (which may be greater than the target number of Performance Units granted), the settlement value of each Performance Unit (if variable), and the settlement amount to be paid to the Participant.
1.3Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.
1.4Form and Timing of Payment of Performance Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares issued in settlement of Performance Units are subject to the transfer restrictions set forth in Section 14.3.
SECTION 12.
OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS
1.1Grant of Other Stock-Based Awards and Cash-Based Awards.
(a)Subject to the terms and conditions of this Plan, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan to a Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.
(b)The Committee may grant Cash-Based Awards not otherwise described by the terms of this Plan to a Participant in such amounts and upon such terms as the Committee shall determine.

Appendix B
(c)Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement and/or subject to a subplan or special provisions approved by the Committee.
1.2Value of Other Stock-Based Awards and Cash-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met and any service-based payment conditions are satisfied.
1.3Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement in the form of cash, Shares or other forms of Awards under this Plan or a combination of cash, Shares and other forms of Awards. The determination of the form in which Awards subject to this Section 12 will be paid shall be made by the Committee, unless the Committee chooses to provide in an applicable Award Agreement that a Participant may elect, in accordance with such procedures and limitations as the Committee may specify, the form in which such an Award will be paid. To the extent any Award subject to this Section 12 is to be paid in other forms of Awards under this Plan, such Awards issued in payment shall be valued for purposes of such payment at their fair value on the Grant Date of such Awards. If the Committee permits a Participant to elect to receive some or all of an amount that would otherwise be payable in cash under an Award subject to this Section 12 in Shares or other forms of Awards, the Committee may also provide in the applicable Award Agreement that the Fair Market Value of the Shares or the Grant Date fair value of the other forms of Awards may exceed the amount of cash that otherwise would have been payable.
SECTION 13.
EFFECT OF TERMINATION OF SERVICE
Each Award Agreement evidencing the grant of an Award shall provide for the following:
(a)The extent to which a Participant shall vest in or forfeit such Award as a result of or following the Participant’s Termination of Service.
(b)With respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Service.
The foregoing provisions shall be determined by the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination.
SECTION 14.
TRANSFERABILITY OF AWARDS AND SHARES
1.1Transferability of Awards. Except as provided in Section 14.2, Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 14.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
1.2Committee Action. The Committee may, in its discretion, approve a Participant’s transfer, by gift, of an Award (except in the case of an ISO), on such terms and conditions as the Committee deems appropriate and to the extent permissible with Code Section 409A and applicable securities laws, (i) to an “Immediate Family Member” (as defined below) of the Participant, (ii) to an inter vivos or testamentary trust in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) to a charitable institution. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and this Plan, including restrictions on further transferability, compliance with applicable securities laws, and providing required investment representations. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which any of these persons have more than fifty (50%) percent of the beneficial interest, a foundation in which any of these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50%) percent of the voting interests.

Appendix B
1.3Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.
SECTION 15.
PERFORMANCE-BASED COMPENSATION
1.1Performance-Based Compensation. The Committee, in its sole discretion, may designate any Award as Performance-Based Compensation upon grant.
1.2Performance Measures. The performance goals upon which the grant, payment or vesting of an Award that is intended to qualify as Performance-Based Compensation are conditioned must be based on one or more of the following Performance Measures:
(a)Total shareholder return (on an absolute and/or relative basis measured against comparable peers or a real estate index),
(b)Net operating income,
(c)Funds from operations or adjusted funds from operations,
(d)Funds available for distribution,
(e)Dividends or funds available for distribution payment,
(f)Returns on assets, returns on investment, returns on capital or returns on equity,
(g)Operating expenses/costs,
(h)Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),
(i)Earnings per share,
(j)Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization,
(k)Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or economic value created,
(l)Gross or net earnings or income,
(m)Gross or net operating margins,
(n)Gross or net operating profits,
(o)Gross or net sales or revenues,
(p)Market share,
(q)Net earnings or net income (before or after taxes),
(r)Operating efficiency and/or property operating expense savings,
(s)Productivity ratios and measures,
(t)Customer satisfaction survey results,
(u)Strategic business objectives (including objective project milestones),

Appendix B
(v)Personal professional objectives (including implementation of policies and plans, negotiations or completions of transactions, and development of long-term business goals)
(w)Successful negotiation or renewal of contracts with new or existing customers,
(x)Transactions relating to acquisitions or divestitures, or
(y)Operating portfolio metrics including leasing and tenant retention.
Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Subsidiary as a whole or any business unit, division or segment of the Company or any Subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 15.
Performance goals shall be established by the Committee as set forth in this Section 15, and may be set forth in the applicable Award Agreement. With regard to a particular Performance Period, the Committee, in its sole discretion, shall, within the first 90 days of a Performance Period, determine the length of the Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance-Based Compensation Awards to be issued, and the Performance Measures that will be used to establish the performance goals. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the performance goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance-Based Compensation Awards earned for the period.
1.3Evaluation of Performance. The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may, among other things, include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as unusual in nature or infrequent in their occurrence and which are disclosed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 15.3.
1.4Adjustment of Performance-Based Compensation. The Committee shall have no discretion to increase the amount payable pursuant to Awards that are intended to qualify as Performance-Based Compensation beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death or disability or a Change in Control. The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.
SECTION 16.
NONEMPLOYEE TRUSTEE AWARDS
1.1Awards to Nonemployee Trustees. The Committee shall approve all Awards to Nonemployee Trustees. The terms and conditions of any grant of any Award to a Nonemployee Trustee shall be set forth in an Award Agreement.
1.2Awards in Lieu of Fees. The Committee may permit a Nonemployee Trustee the opportunity to receive an Award in lieu of payment of all or a portion of future trustee fees (including but not limited to cash

Appendix B
retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Committee may prescribe and set forth in an applicable sub-plan or Award Agreement. If the Committee permits a Participant to elect to receive payment of all or a portion of future trustee fees that would otherwise be payable in cash in the form of an Award, the Committee may also provide in the applicable Award Agreement that the Grant Date fair value of the Award may exceed the amount of cash that otherwise would have been payable.
1.3Annual Award Limit. Equity-based Awards granted to Nonemployee Trustees shall be subject to the following limitation: The maximum number of Shares subject to any (i) Award of Options, (ii) Award of Restricted Stock or (iii) Award of Restricted Stock Units, which may be granted to any Nonemployee Trustee during any calendar year shall be 50,000 Shares. Notwithstanding the foregoing, the annual award limit set forth in this Section 16.3 shall (i) not apply to any Awards granted in connection with the initial public offering of the Shares, (ii) solely apply to Awards granted under this Plan and (iii) not apply to Shares or Share equivalents granted to a Nonemployee Trustee in lieu of all or any portion of such Nonemployee Trustee’s cash-based trustee fees.
SECTION 17.
EFFECT OF A CHANGE IN CONTROL
1.1Default Vesting Provisions. Unless otherwise provided for in an Award Agreement, and except to the extent that an Award meeting the requirements of Section 17.2(a) (a “Replacement Award”) is provided to the Participant pursuant to Section 4.4 to replace an existing Award (the “Replaced Award”), upon a Change in Control, all then-outstanding Awards shall vest in accordance with paragraphs (a), (b) and (c) below.
(a)Outstanding Options and SARs. Upon a Change in Control, a Participant’s then-outstanding Options and SARs that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied at target performance) and, subject to Section 17.3, exercisable over the exercise period set forth in the applicable Award Agreement.
(b)Outstanding Awards, other than Options and SARs, Subject Solely to a Service Condition. Upon a Change in Control, subject to Section 17.3, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Subsidiary shall become fully vested and shall be settled in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).
(c)Outstanding Awards, other than Options and SARs, Subject to a Performance Condition. Upon a Change in Control, subject to Section 17.3, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be settled pro rata, based on the proportion of the applicable Performance Period that lapsed through the date of the Change in Control, in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A); notwithstanding that the applicable Performance Period, retention period or other restrictions and conditions have not been completed or satisfied.
1.2Definition of Replacement Award.
(a)An Award shall meet the conditions of this Section 17.2(a) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 17.2(b); and (v) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 17.2(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options or stock appreciation rights by reference to either their intrinsic value or their fair value.

Appendix B
(b)Upon an involuntary termination of service of a Participant (i) by the Company other than for Cause, or (ii) to the extent specifically permitted in the Participant’s Award Agreement, a termination by the Participant for “good reason” (as defined in the Participant’s Award Agreement, change of control agreement or employment agreement, as applicable), in either case occurring within two years following the Change in Control, unless otherwise specified in the award agreement and approved by the Committee as constituted prior to the Change in Control, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (x) stock options or stock appreciation rights shall be fully exercisable, (y) performance-based Awards shall be deemed to be satisfied at target level performance and paid pro rata (based upon the proportion of the applicable Performance Period that has lapsed through the date of the Participant’s involuntary termination of service) upon or within 60 days of such termination of service, or (z) service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within 60 days of such termination of service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.
1.3Cashout of Awards.
(a)Unless otherwise provided for in an Award Agreement, in the event of a Change in Control, with respect to any outstanding Option or Stock Appreciation Right, the Committee shall have discretion to cause a cash payment to be made to the person who then holds such Option or Stock Appreciation Right, in lieu of the right to exercise such Option or Stock Appreciation Right or any portion thereof. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate Fair Market Value (on the date of the Change in Control) of the Shares that are subject to such Option or Stock Appreciation Right exceeds (ii) the aggregate Exercise Price or Grant Price (as applicable) of such Shares under such Option or Stock Appreciation Right. If the aggregate Fair Market Value (on the date of the Change in Control) of the Shares that are subject to such Option or Stock Appreciation Right is less than the aggregate Exercise Price or Grant Price (as applicable) of such Shares under such Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be cancelled without any payment.
(b)Unless otherwise provided for in an Award Agreement, in the event of a Change in Control, with respect to an Award (other than an Option or Stock Appreciation Right) that would otherwise be payable in Common Shares, the Committee shall have discretion to cause the payment of such Award to be made in cash instead of Shares. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate Fair Market Value, on the date of the Change in Control, of the Shares that would otherwise then be payable under such Award.
SECTION 18.
DIVIDENDS AND DIVIDEND EQUIVALENTS
1.1Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on Shares subject to an unvested Award of Restricted Stock, then such dividends shall be paid to the Participant as of the applicable dividend payment dates or such other dates as determined by the Committee and set forth in the applicable Award Agreement; provided however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. Dividends shall be paid in cash or reinvested in additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.
1.2Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any Dividend Equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend Equivalents payable with respect to the unvested portion of an Award whose vesting depends upon the satisfaction of one or more performance conditions shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.
SECTION 19.
BENEFICIARY DESIGNATION
The Committee may, from time to time, establish procedures it deems appropriate for a Participant to name a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such

Appendix B
designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing, including electronically, with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.
SECTION 20.
RIGHTS OF PARTICIPANTS
1.1Employment and Service. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with, or provision of service to, the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue the Participant’s employment or service as a Trustee for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment or service contract with the Company or any Subsidiary and, accordingly, subject to Sections 3 and 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board or Committee without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.
1.2Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
1.3Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
SECTION 21.
AMENDMENT AND TERMINATION
1.1Amendment and Termination of this Plan and Awards.
(a)Subject to subparagraphs (b) and (c) of this Section 21.1, Section 21.3 and Section 21.4 of this Plan, the Board may at any time amend, suspend or terminate this Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement.
(b)Without the prior approval of the Company’s shareholders and except as provided for in Section 4.4, no Option or SAR Award may be (i) amended to reduce the Exercise Price or the Grant Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or SAR with a lower Exercise Price or Grant Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Grant Price of the SAR is greater than the current Fair Market Value of a Share.
(c)Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required (as provided below or otherwise) pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations, including but not limited to, the then-applicable requirements of Rule 16b-3 of the Exchange Act or any requirements under the Code relating to ISOs. Amendments to the Plan that require shareholder approval include, but are not limited to: (i) except as is provided in Section 4.4, an increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4; (ii) a change the class of persons eligible to receive Awards under the Plan; or (iii) an extension of the duration of the Plan or the maximum period during which Options or SARs may be exercised.
1.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.
(a)Except as may be limited by Section 15 with respect to Awards intended to qualify as Performance-Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.

Appendix B
(b)Any subplan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such subplan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.
(c)The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (a) and (b) above shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.
1.3Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.2 and 21.4, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
1.4Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend this Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to (i) any law relating to plans of this or similar nature (including, but not limited to Code Section 409A), and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable stock exchange requirements and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to this Plan and any Award without further consideration or action.
1.5Deferred Compensation.
(a)It is intended that any Award under this Plan shall either be exempt from, or shall comply (in form and operation) with, Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Code Section 409A, it shall be paid in a manner that is intended to comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith for any reason, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Code Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participant and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Code Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Code Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Code Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead commence (in a manner set forth in the Award Agreement) upon expiration of such delay period.
(b)Notwithstanding any provision of the Plan and/or Award Agreement to the contrary, the Company does not make any representation to any Participant or beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.
SECTION 22.
GENERAL PROVISIONS
1.1Forfeiture Events.
(a)In addition to the forfeiture events specified in paragraph (b) below, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Termination of Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries.

Appendix B
(b)Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, or stock exchange listing requirement, or any policy adopted by the Company or determined by the Committee and set forth in the applicable Award Agreement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or any policy adopted by the Company or determined by the Committee and set forth in the applicable Award Agreement, and the Committee, in its sole and exclusive discretion, may require that any Participant reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.
1.2Tax Withholding.
(a)Tax Withholding Generally. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under this Plan.
(b)Share Withholding. Unless otherwise required by the Committee, the Company may withhold, or permit a Participant to elect to have withheld, from a payment in Shares the number of Shares having a Fair Market Value equal to the amount required to be withheld to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, or such greater amount up to the maximum statutory withholding rate under applicable law as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).
1.3Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
1.4Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
1.5Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
1.6Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3, as promulgated under Section 16 of the Exchange Act, so that Participants will be entitled to the benefit of Rule 16b-3 (or any successor provisions) and will not be subject to short-swing liability under Section 16 of the Exchange Act. If any provision of this Plan would conflict with this intent, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
1.7Delivery of Shares. The Company shall have no obligation to issue or deliver Shares under this Plan prior to:
(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
1.8Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or deliver such Shares as to which such requisite authority shall not have been obtained.
1.9Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Appendix B
1.10Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees or Trustees, the Committee, in its sole discretion, shall have the power and authority to:
(a)Determine which Subsidiaries shall be covered by this Plan;
(b)Determine which Employees or Trustees outside the United States are eligible to participate in this Plan;
(c)Modify the terms and conditions of any Award granted to Employees or Trustees outside the United States to comply with applicable foreign laws;
(d)Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 22.10 by the Committee shall be attached to this Plan document as appendices; and
(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
1.11Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
1.12Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
1.13No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
1.14Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
1.15Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
1.16No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.
1.17Governing Law and Construction. This Plan and each Award Agreement shall be governed by the laws of the state of Georgia excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Appendix B
Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement. This Plan shall be construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No Award shall be granted, and with respect to any Award granted under this Plan, such Award shall not vest, be exercisable, or be settled: (i) to the extent that the grant, vesting, or settlement of such Award could cause the Participant or any other person to be in violation of the ownership limit or any other provision of the Company’s organizing documents; or (ii) if, in the discretion of the Committee, the grant, vesting, or settlement of such Award could impair the Company’s status as a REIT.
1.18Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.
1.19No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
1.20Indemnification. Subject to requirements of the laws of the state of Georgia, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or other person to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
1.21Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
1.22Right of Offset. Subject to applicable legal requirements, including Code Section 409A, the Company and its Subsidiaries shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under this Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or Subsidiary pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or a Subsidiary and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

AMERICOLD REALTY TRUST, INC.
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

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V65759-P27604

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AMERICOLD REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. George F. Chappelle Jr.	☐	☐	☐
1b. George J. Alburger, Jr.	☐	☐	☐
1c. Kelly H. Barrett	☐	☐	☐
1d. Robert L. Bass	☐	☐	☐
1e. Antonio F. Fernandez	☐	☐	☐
1f. Pamela K. Kohn	☐	☐	☐
1g. David J. Neithercut	☐	☐	☐
1h. Mark R. Patterson	☐	☐	☐
1i. Andrew P. Power	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2025.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
4. Amend and Restate the Americold Realty Trust 2017 Equity Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V65760-P27604

AMERICOLD REALTY TRUST, INC.
Annual Meeting of Stockholders
May 20, 2025 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) E. Jay Wells and Nathan H. Harwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICOLD REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on May 20, 2025, at The St. Regis Atlanta, 88 W Paces Ferry Rd NW, Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side